Exhibit D

TABLE OF CONTENTS

INTRODUCTION	D-1
MAP OF BRAZIL	D-1
SUMMARY	D-2
RECENT DEVELOPMENTS	D-3
COVID-19 DEVELOPMENTS	D-3
OTHER RECENT DEVELOPMENTS	D-4
Political Developments	D-4
Employment and Labor	D-4
Wages	D-4
Social Security	D-5
THE FEDERATIVE REPUBLIC OF BRAZIL	D-5
Environment	D-5
Economy in 2021	D-5
Gross Domestic Product	D-5
Principal Sectors of the Economy	D-5
Privatizations	D-5
FINANCIAL SYSTEM	D-6
Monetary Policy and Money Supply	D-6
Foreign Exchange Rates	D-6
Financial Institutions BNDES	D-6
Banking Supervision	D-6
BALANCE OF PAYMENTS	D-6
PUBLIC FINANCE	D-7
Public Debt Management	D-10
Internal Public Debt	D-10
External Public Debt	D-10
Regional Public Debt (State and Municipal)	D-10
Rating Agencies	D-10
THE FEDERATIVE REPUBLIC OF BRAZIL	D-11
Geography and Population	D-11
Form of Government	D-12
Political Developments	D-13
Foreign Affairs, International Organizations and International Economic Cooperation	D-13
Employment and Labor	D-13
Social Security	D-14
State-Owned Enterprises	D-14
Environment	D-15
Education	D-15
Wealth and Income Distribution	D-15
Antitrust	D-16
Anticorruption Laws	D-16
Incentives for Private Investment	D-16
THE BRAZILIAN ECONOMY	D-18
COVID-19	D-18
Historical Background	D-19
Economy in 2020	D-19
Principal Sectors of the Economy	D-21
THE FINANCIAL SYSTEM	D-25
General	D-25
Monetary Policy and Money Supply	D-26
Foreign Exchange Rates and Exchange Controls	D-27
Financial Institutions	D-28
Banking Supervision	D-29
Securities Markets	D-31
BALANCE OF PAYMENTS	D-32
Current Account	D-32
Financial Account	D-39
Reserve Assets	D-40
PUBLIC FINANCE	D-42
General	D-42
Budget Process	D-43
2021 Budget	D-44
Federal Government Programs	D-44
Taxation and Revenue Sharing Systems	D-45
Fiscal Responsibility Law	D-46
Fiscal Crime Law	D-46
PUBLIC DEBT	D-47
General	D-47
Public Debt Indicators	D-47
Public Debt Management	D-49
Internal Public Debt	D-50
External Public Debt	D-51
Regional Public Debt (State and Municipal)	D-52
TABLES AND SUPPLEMENTARY INFORMATION	D-55

i

Exhibit D

LIST OF TABLES

Table No. 1 Selected Brazilian Economic Indicators	D-2
Table No. 2 Primary Balance of the Central Government	D-7
Table No. 3 Expenditures of the National Treasury by Function	D-7
Table No. 4 Principal 2021 Budget Assumptions	D-8
Table No. 5 Principal 2022 Budget Assumptions	D-9
Table No. 6 Federal Public Debt Profile	D-10
Table No. 7 Annual Borrowing Plan 2021	D-10
Table No. 8 Brazilian Population Distribution by Age and Gender	D-11
Table No. 9 Social Indicators	D-12
Table No. 10 GDP at Current Prices - Demand Side	D-20
Table No. 11 GDP at Current Prices - Supply Side	D-20
Table No. 12 Real Growth (or Decline) at Current Prices by Sector	D-21
Table No. 13 Annual Changes in Industry Production	D-22
Table No. 14 Broad National Consumer Price Index (IPCA)	D-26
Table No. 15 Percentage Increases/Decreases in Monetary Base and Money Supply	D-27
Table No. 16 Foreign Exchange Transactions	D-28
Table No. 17 Commercial Exchange Rates	D-28
Table No. 18 Market Activity on B3	D-31
Table No. 19 Balance of Payments	D-32
Table No. 20 Principal Foreign Trade Indicators	D-33
Table No. 21 Exports by Region (FOB Brazil)	D-34
Table No. 22 Brazilian Exports (FOB)	D-35
Table No. 23 Exports (FOB Brazil)	D-36
Table No. 24 Imports by Region (FOB Brazil)	D-37
Table No. 25 Brazilian Imports (FOB)	D-38
Table No. 26 Imports (FOB Brazil)	D-38
Table No. 27 Foreign Direct and Portfolio Investment in Brazil	D-39
Table No. 28 External Financing Needs	D-40
Table No. 29 International Reserves (International Liquidity Metric)	D-40
Table No. 30 International Reserves (Cash Metric)	D-41
Table No. 31 Public Sector Borrowing Requirements	D-43
Table No. 32 Public Sector Debt	D-48
Table No. 33 Federal Public Debt Indicators	D-49
Table No. 34 Federal Public Debt Results and Annual Borrowing Plan 2020	D-50
Table No. 35 External Public Debt Buyback Program	D-51
Table No. 36 External Federal Public Debt	D-52
Table No. 37 External Direct Debt of the Federal Government	D-55
Table No. 38 External Debt Guaranteed by the Federal Government	D-59
Table No. 39 Internal Securities Debt of the Republic	D-60

ii

Exhibit D

INTRODUCTION

In this report, references to “dollars”, “U.S. Dollars”, “US$” and “$” are to United States dollars, and references to “Real”, “Reais” and “R$” are to Brazilian Reais. References herein to “nominal” data are to data expressed in Reais that have not been adjusted to inflation, and references to “real” data are to data expressed in Reais that have been adjusted to inflation. The fiscal year of the federal government of Brazil (the “Federal Government”) ends December 31 of each year. The fiscal year ended December 31, 2020, is referred to herein as “2020”, and other years are referred to in a similar manner. Tables herein may not add up due to rounding.

The information included herein reflects the most recent information available at the time of filing.

MAP OF BRAZIL

BRAZIL
ATLANTIC OCEAN
VENEZUELA
COLOMBIA
ECUADOR
PERU
BOLIVIA
PARAGUAY
CHILE
ARGENTINA
URUGUAY
PACIFIC OCEAN
SOUTH ATLANTIC OCEAN

SUMMARY

The following is a summary of Brazil’s economic indicators for the period 2016-2020. The following summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere herein.

Table No. 1

Selected Brazilian Economic Indicators

	2016		2017		2018		2019		2020
Gross Domestic Product (“GDP”):
(in billions of current R$)	R$	6,269.3	R$	6,585.5	R$	7,004.1	R$	7.407,0	R$	7.447,9
(in US$ billions current prices) (1)	US$	1,800.1	US$	2,063.2	US$	1,916.2	US$	1,877.3	US$	1,444.2
Real GDP Growth (2)		(3.3)%		1.3%		1.8%		1.4%		(4.1)%
Population (millions) (3)		206.1		207.7		208.5		210.1		211.8
GDP Per Capita (in US$ current prices)	US$	8,774.4	US$	9,976.5	US$	9,190.7	US$	8,933.4	US$	6,820.0
Unemployment Rate (4)		11.5%		12.7%		12.3%		11.9%		13.5%
IPCA Rate (5)		6.3%		3.0%		3.8%		4.3%		4.5%
IGP-DI Rate (6)		7.2%		(0.4)%		7.1%		7.7%		23.1%
Nominal Exchange Rate Change (7)		(16.5)%		1.5%		17.1%		4.0%		28.9%
Domestic Real Interest Rate (8)		7.3%		6.8%		2.6%		1.6%		(1.7)%
Balance of Payments (in US$ billions)
Exports		184.3		218.0		239.5		225.8		210.7
Imports		139.7		160.7		196.1		199.3		178.3
Current Account		(24.5)		(22.0)		(51.5)		(65.0)		(24.1)
Capital Account		0.3		0.4		0.4		0.4		0.3
Financial Account		(16.1)		(17.1)		(52.3)		(64.4)		(21.8)
Reserve Assets		(9.2)		(5.1)		(2.9)		26.1
Total Official Reserves		372.2		382.0		387.0		366.9		362.0
Public Finance (% of GDP) (9)
Central Government Primary Balance (10)		2.5%		1.8%		1.7%		1.2%		10.0%
Consolidated Public Sector Primary Balance (11)		2.5%		1.7%		1.6%		0.9%		9.4%
Federal Public Debt (in R$ billions)
Domestic Federal Public Debt (DFPD or DPMFi)	R$	2,986.4	R$	3,435.5	R$	3,728.9	R$	4,083.2	R$	4,766.2
External Federal Public Debt (EFPD or DPFe)	R$	126.5	R$	123.8	R$	148.2	R$	165.7	R$	243.5
Federal Public Debt as % of Nominal GDP		49.7%		54.0%		55.4%		57.4%		67.3%
Total Federal Public Debt (in R$ billions) (12)	R$	3,112.9	R$	3,559.3	R$	3,877.1	R$	4,248.9	R$	5,009.6
General Government Gross and Net
General Government Gross Debt (“DBGG”) (in R$ billions) (13)	R$	4,378.5	R$	4,854.7	R$	5,272.0	R$	5,500.1	R$	6,615.8
DBGG as % of GDP		69.8%		73.7%		75.3%		74.3%		88.8%
Public Sector Net Debt (“DLSP”) (in R$ billions) (14)	R$	2,892.9	R$	3,382.9	R$	3,695.8	R$	4,041.8	R$	4,670.0
DLSP as % of GDP		46.1%		51.4%		52.8%		54.6%		62.7%

Note: Numbers may not total due to rounding

(1)	Converted into U.S. dollars based on the weighted average exchange rate for each applicable year.
(2)	Cumulative over four quarters per year.
(3)	Estimated.

(4)	Annual average unemployment rate.
(5)

Broad National Consumer Price Index (Índice de Preços ao Consumidor Amplo or “IPCA”), as reported by the National Bureau of Geography and Statistics (Fundação Instituto Brasileiro de Geografia e Estatística or “IBGE”)

(6)

The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna or “IGP-DI”) is one of multiple inflation indicators used in Brazil (IGP-DI being one of the most widely used). The IGP-DI is calculated by the Getúlio Vargas Foundation, an independent research organization.

(7)	Year-over-Year percentage change of the nominal exchange rate: (+) depreciation or (-) appreciation of the Real against the U.S. Dollar (sell side).
(8)	“Domestic Real Interest Rate” represents the accumulated Selic (Sistema Especial de Liquidação e Custódia or “Selic”) rate, adjusted to exclude effects of IPCA.
(9)

Calculated using the “below the line” financial method, with respect to changes in the public sector’s total net debt (domestic or external). Surpluses are represented by negative numbers and deficits are represented by positive numbers.

(10)

“Central Government” includes (i) the National Treasury (Secretaria do Tesouro Nacional); (ii) the Social Security System (Sistema da Previdência Social); and (iii) the Central Bank. “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(11)

“Consolidated Public Sector” includes (i) the Central Government, Regional Governments (including state and municipal governments); and (ii) the state-owned enterprises, with the exception of Petróleo Brasileiro S.A.—Petrobras (“Petrobras”) and Centrais Elétricas Brasileiras S.A.—Eletrobras (“Eletrobras”). “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(12)	Total Federal Public Debt, as reported by the National Treasury.
(13)

“General Government Gross Debt” (“General Government Gross Debt” or “DBGG”) defined as private- and public-sector financial debt of the federal, state and municipal governments, with the exception of (i) state-owned company debt (at all government levels); and (ii) Central Bank liabilities.

(14)

“Public Sector Net Debt” (“Public Sector Net Debt” or “DLSP”) refers to total liabilities of the non-financial public sector (as deducted from public sector financial assets held by (i) non-financial private agents; (ii) public financial agents; and (iii) private financial agents. DLSP includes Central Bank assets and liabilities including international reserves and the monetary base.

Source: IBGE; Getúlio Vargas Foundation; Central Bank; National Treasury.

RECENT DEVELOPMENTS

COVID-19 DEVELOPMENTS

As of August 5, 2021, Brazil had reported 20.07 million confirmed cases of the coronavirus commonly referred to as COVID-19, of which 560,706 were fatal. Brazil has adopted several measures in response to the COVID-19 outbreak aimed at preventing mass contagion and overcrowding of Brazilian health service facilities, including, among other things, granting decision-making authority to local governmental entities (i.e., states and municipalities) with respect to measures to be taken in response to the outbreak. Brazilian states and municipalities have taken extensive measures to limit the spread of the outbreak, including severe restrictions on business and economic activity.

The Republic has adopted several stimulus measures in reaction to the COVID-19 crisis. In 2021, the amount of expenditures forecasted related to such measures is R$127.5 billion, of which R$68.7 billion has been already spent. These measures, as currently approved or proposed, include, among other things, (i) measures to provide financial assistance to individuals and companies, (ii) the allocation of resources for medical treatment for our citizens and investing in appropriate protective equipment, and (iii) implementing a plan to purchase and administer vaccines for COVID-19.

On March 15, 2021, a new fiscal regime became effective that provides for emergency aid in an amount of up to R$44 billion through direct payments to vulnerable populations to address the impact of the COVID-19 crisis. On July 5, 2021, the Federal Government extended the emergency aid through October 2021 in an additional amount of up to R$20 billion. These fiscal measures are meant to address the needs of vulnerable populations and provide emergency aid while safeguarding public finances.

The budgetary guidelines for 2021 (“2021 Budgetary Guidelines”), approved on December 31, 2020, set the official GDP forecast for 2021 at 3.2%, which was revised to 3.5% on May 21, 2021, and 5.3%% on June 14, 2021, in light of economic recovery. If the COVID-19 crisis continues, the GDP forecast may be further revised.

As of August 5, 2021, Brazil had administered approximately (i) 103.84 million of the first dose of the COVID-19 vaccine; and (ii) 43.36 million of both doses of the COVID-19 vaccine. The Republic expects to receive up to 63.3 million vaccine doses in August 2021, and 660 million vaccine doses by the end of 2021.

On April 13, 2021, the Senate initiated the COVID-19 CPI, a parliamentary initiative tasked with investigating the actions of the Federal Government during the course of the COVID-19 pandemic. The COVID-19 CPI is also investigating the use and application of Federal Government resources by states and municipalities to address the impact of the COVID-19 pandemic. On July 14, 2021, the Senate extended the COVID-19 CPI for an additional 90 days. As of the date of this report, the COVID-19 CPI investigation is ongoing.

OTHER RECENT DEVELOPMENTS

Political Developments

Corruption Investigations

In March 2021, the Brazilian Supreme Court annulled former President Luiz Inácio Lula da Silva’s convictions and reinstated President Lula’s political rights.

Cabinet Changes

On July 27, 2021, Onyx Dornelles Lorenzoni took office as Ministry of Labor and Social Affairs. The Ministry of Labor and Social Affairs was integrated into the Ministry of the Economy (Ministério da Economia) under President Bolsonaro’s administration in January 2019 and was reinstated as a separate ministry on July 27, 2021. On July 28, 2021, Ciro Nogueira was appointed as Minister of Chief of Staff. As of the date of this annual report, there have been 13 cabinet changes in President Bolsonaro’s administration in 2021.

On July 30, 2021, the investigation by the Attorney General of Brazil into allegations made by former Minister of Justice and Public Security Sergio Moro with respect to certain alleged criminal activities conducted by President Bolsonaro was reinstated. The investigation is ongoing and is under the supervision of the Supremo Tribunal Federal (“STF”), Brazil’s Supreme Court.

Employment and Labor

Employment Levels

As of June 30, 2021, formal employment increased by 0.76% as compared to May 31, 2021, resulting in an increase of 309,114 jobs. From January 1, 2021, to June 30, 2021, 1,536,717 jobs were created, compared to the loss of 1,198,363 jobs from January 1, 2020, to June 30, 2020.

In the first quarter of 2021, the unemployment rate in Brazil was 14.70%, an increase of 0.80% compared to the fourth quarter of 2020 and an increase of 2.50% compared to the first quarter of 2020.

Wages

As of January 1, 2021, the minimum monthly wage for 2021 was set at R$1,100.00, representing an increase of 5.26% compared to the 2020 minimum monthly wage of R$1,045.00.

The 2021 Budgetary Guidelines estimated a minimum monthly wage of R$1,088.00, considering the National Consumer Price Index (Índice Nacional de Preços ao Consumidor or “INPC”) at 4.1%. However, in light of an effective INPC of 5.45% in 2020, on December 30, 2020, the Federal Government enacted a provisional measure to increase the minimum monthly wage to R$1,100.00, pursuant to the Constitution of the Republic, with the aim of avoiding loss in purchase power.

The minimum monthly wage for 2022 is forecasted at R$1,147.00, representing an increase of 4.27% compared to the 2021 minimum monthly wage of R$1,100.00.

Social Security

As June 30, 2021, (i) the monthly benefits accumulated in the preceding 12-month period paid by the Brazilian Social Security System decreased by 8.37% compared to the same period in 2020; and (ii) the Brazilian Social Security System payments increased by 7.06%, when compared to June 30, 2020 (in real terms).

THE FEDERATIVE REPUBLIC OF BRAZIL

Environment

On June 28, 2021, President Bolsonaro authorized Brazil’s Armed Forces to intervene in the Amazon rainforest for the period of June 28, 2021 to August 31, 2021 to fight and prevent environmental crimes, including illegal deforestation. The Armed Forces will be working in coordination and collaboration with the National Counsel of Legal Amazon (Conselho Nacional da Amazônia Legal).

THE BRAZILIAN ECONOMY

The economy in 2021 has been adversely affected by COVID-19 but has shown signs of recovery. See “Recent Developments—COVID-19 Developments.”

Economy in 2021

Brazil is currently experiencing a severe drought, and, as a result, there have been occurrences of water shortages in the southeastern, midwestern and northeastern regions of the Republic. The drought may lead to an increase in energy prices and an increased risk of power shortages and wildfires as well as impacts to the Brazilian economy, including the agriculture sector.

Gross Domestic Product

In the first quarter of 2021, GDP increased by 1.20% compared to the fourth quarter of 2020. Compared to the first quarter of 2020, GDP decreased by 3.80% in the first quarter of 2021 measured on a cumulative 12-month basis.

The GDP results from the first quarter of 2021 were mainly influenced by the agriculture and investments sectors, which increased by 5.70% and 4.60%, respectively, compared to the fourth quarter of 2020.

Principal Sectors of the Economy

Public Utilities

Following unfavorable hydrological conditions in May 2021, the Brazilian Electricity Regulatory Agency (Agência Nacional de Energia Elétrica or “ANEEL”) reactivated the power tariff flag system, setting a red tariff flag (level 2) for June 2021, July 2021, and August 2021. The red tariff flag provides for an additional cost of R$6.243 for each 100kWh of energy consumed.

Privatizations

From January to April, 2021, the Investment Partnership Program (Programa de Parcerias de Investimentos or “PPI”) awarded 30 contracts to private operators, totaling more than R$3.7 billion in revenues and more than R$12.3 billion in investments.

In 2021, the PPI expects to award approximately 103 additional contracts to private operators, with projected investments totaling R$445 billion.

On June 21, 2021, the Chamber of Deputies approved a provisional measure for the privatization of the state-owned electricity holding company Eletrobras. The provisional measure will become effective upon ratification by President Bolsonaro. On July 12, 2021, President Bolsonaro vetoed 14 provisions of the provisional measure for the privatization of Eletrobras. The National Congress of Brazil (Congresso Nacional do Brasil or “National Congress”) may overturn presidential vetoes by an absolute majority of the votes of the Chamber of Deputies (257 votes) and the Senate (41 votes).

FINANCIAL SYSTEM

Monetary Policy and Money Supply

Selic

In August 2021, the Central Bank Monetary Policy Committee (Comitê de Política Monetária or “COPOM”) increased the Selic interest rate to 5.25% per annum.

Inflation

The IPCA increased 0.83% in May 2021 to 8.06% and 0.53% in June 2021 to 8.35%. With respect to the 12-month period ended on June 30, 2021, the index increased 8.35%, 0.29% above the rate of 8.06% registered in the 12 immediately previous months.

COPOM publishes a number of inflation projections based on different hypothetical scenarios. In its baseline scenario, assuming an interest rate path extracted from the Focus survey (a survey of market expectations for economic indicators carried out by the Banco Central do Brasil or “BCB”) and exchange rate starting at R$5.05/US$1 and evolving according to the purchase power parity (PPP), which stood around 5.8% for 2021 and 3.5% for 2022. This scenario assumes a path for the Selic rate that ends 2021 at 6.25% per annum and rises to 6.50% per annum in 2022. In this scenario, inflation projections for administered prices are 9.7% for 2021 and 5.1% for 2022.

For 2024, the National Monetary Council (Conselho Monetário Nacional or “CMN”) set the inflation target at 3.00% with a tolerance interval of plus or minus 1.5%.

Foreign Exchange Rates

Foreign Exchange Rates

The Brazilian Real-U.S. Dollar exchange rate, as published by the Central Bank, was R$5.15 to US$1.00 (sell side) on August 5, 2021.

Financial Institutions

BNDES

In June 2021, the CMN increased the long-term interest rate used for loans granted by the Brazilian National Development Bank (“BNDES”) (Taxa de Juros de Longo Prazo or “TJLP”) from 4.61% to 4.88% per annum for the third quarter of 2021. As of July 2021, the TLP (Taxa de Longo Prazo) applicable for new BNDES loans was IPCA, plus 2.99% per annum.

Banking Supervision

Loan Loss Reserves

As of June 2021, credit operations in arrears for over 90 days were at 2.30%, a 0.07% decrease compared to May 2021 (2.37%). As of June 2021, the level of credit operations in arrears with respect to credits granted to families was 2.93%, a 0.09% decrease compared to May 2021 (3.02%). Arrears of credits provided to legal entities had a slight decrease in June 2021, when compared to May 2021 (from 1.51% to 1.48%).

BALANCE OF PAYMENTS

As of June 30, 2021, the current account registered a deficit of US$19.64 billion (1.27% of GDP) for the preceding 12-month period. For the same period, (i) the capital account registered a surplus of approximately US$4.03 billion, (ii) the financial account registered a deficit of US$16.58 billion and (iii) foreign direct investment amounted to US$46.63 billion (3.02% of GDP).

As of July 26, 2021, international reserves volume amounted to US$354.93 billion (23.97% of GDP).

PUBLIC FINANCE

The following table sets forth revenues and expenditures of the Federal Government from 2017 through 2020 and the budgeted amounts for 2021.

Table No. 2

Primary Balance of the Central Government (1)

(In Billions of Reais)

	2017	2018	2019	2020	2021 Budget(5)
1 – Total Revenues	1,383.1	1,488.3	1,635.1	1,467.8	1,752.1
1.1 – RFB Revenues (2)	835.6	905.1	946.1	899.5	1,110.7
1.2 – Fiscal Incentives	(1.4)	0.0	0.0	0.1	0.0
1.3 – Social Security Net Revenues	374.8	391.2	413.3	404.8	441.2
1.4 – Non – RFB Revenues	174.1	192.0	275.7	163.6	200.1
2 – Transfers by Sharing Revenue	228.3	256.7	288.3	263.8	318.8
3 – Total Net Revenue	1,154.7	1,231.5	1,346.8	1,204.0	1,433.3
4 – Total Expenditures	1,279.0	1,351.8	1,441.8	1,947.1	1,621.0
4.1 – Social Security Benefits	557.2	586.4	626.5	663.9	706.8
4.2 – Personnel and Social Charges	284.0	298.0	313.1	321.3	335.4
4.3 – Other Mandatory Expenditures	197.3	201.3	195.2	720.2	304.5
4.4 – Discretionary expenditures – All Branches	240.5	266.0	307.0	241.7	274.2
5 – Brazilian Sovereign Wealth Fund (FSB)	0.0	4.0	0.0	0.0	0.0
6 – Primary Balance (3)	(124.3)	(120.2)	(95.1)	(743.2)	(187.7)
7 – Methodological Adjustment	7.6	6.6	6.8	1.9	—
8 – Statistical Discrepancy	(1.8)	(2.6)	(0.6)	(4.0)	—
9 – Central Government Primary Balance (4)	(118.4)	(116.2)	(88.9)	(745.3)	(187.7)
10 – Nominal Interest	(340.9)	(310.3)	(310.1)	(266.7)	—
11 – Central Government Nominal Balance (4)	(459.3)	(426.5)	(399.0)	(1,011.9)	—

Note:	Numbers may not total due to rounding.
(1)	Consolidated accounts of (i) the National Treasury; (ii) Social Security System; and (iii) the Central Bank.
(2)	Brazilian Federal Tax Authority (RFB).
(3)	Calculated using the “above the line” method, with respect to the difference between the revenues and expenditures of the public sector.
(4)

Calculated using the “below the line” financial method, with respect to changes in public sector’s total net debt (domestic or external). Surpluses are represented by positive numbers and deficits are represented by negative numbers.

(5)	Estimates in 2021 Budget Bill and reviewed by the Primary Revenue and Expenditure Report (May 2020).

Source: National Treasury Secretariat.

The following table sets forth the expenditures of the Federal Government by function for 2017 through 2020, and the budgeted amounts for 2021. The figures in the table below are not directly comparable to those set forth in Table No. 2 above, entitled “Primary Balance of the Central Government”, given that the expenditures set forth in Table No. 2 were calculated in accordance with the International Monetary Fund (IMF) methodology, which does not include, among other things, debt service expenditures and certain financial investments (which, in turn, are accounted for in the numbers set forth in Table No. 3 below).

Table No. 3

Expenditures of the National Treasury by Function

(In Millions of Reais)

	2017	2018	2019	2020	2021 Budget(1)
Legislative	6,213.4	6,373.8	6,573.1	6,305.4	8,515.8
Judiciary	29,404.9	31,068.7	32,621.9	31,448.0	39,195.1
Essential to Justice	5,929.9	6,040.1	6,426.9	6,635.8	8,316.9
Administration and Planning	22,773.1	25,988.3	22,978.8	22,229.0	29,092.9
National Defense	63,156.8	71,058.7	78,465.7	76,588.4	81,019.3
Public Security	8,097.4	8,216.4	8,449.2	9,872.1	12,186.1

	2017	2018	2019	2020	2021 Budget(1)
Foreign Affairs	2,757.9	3,002.1	3,093.7	3,647.0	3,833.5
Social Assistance	84,098.8	87,977.1	94,914.7	412,348.8	101,931.2
Social Security	654,512.2	681,663.7	725,885.6	764,238.7	807,115.3
Health	101,423.3	107,759.5	113,907.8	151,122.6	118,359.9
Labor	69,900.0	70,861.2	72,480.8	75,874.9	77,966.3
Education	88,631.0	90,927.8	88,224.8	82,166.2	111,763.6
Culture	949.7	960.2	715.7	581.2	1,659.7
Citizenship Rights	1,344.0	929.7	828.9	885.8	1,047.8
Urban Planning	1,822.8	1,648.1	1,383.2	1,270.6	1,545.2
Housing	6.2	5.7	11.7	2.0	13.7
Sanitation	714.6	558.6	454.2	825.7	365.7
Environmental Management	2,908.6	3,471.0	3,158.2	3,433.2	3,813.7
Science and Technology	5,904.6	6,194.5	6,278.8	6,011.3	6,227.0
Agriculture	14,487.2	15,151.6	14,355.2	12,438.8	24,018.3
Agricultural Organization	1,735.9	1,571.4	1,345.9	1,287.8	1,354.0
Industry	1,973.6	1,917.5	1,610.1	1,458.4	1,770.8
Commerce and Services	2,088.9	2,645.5	1,782.6	6,908.7	3,411.9
Communications	1,030.6	1,089.0	1,122.6	1,491.0	2,965.1
Energy	1,701.2	1,753.1	2,261.5	1,223.9	1,392.3
Transportation	10,705.5	11,352.9	8,530.8	7,756.9	15,549.3
Sports and Leisure	310.4	286.9	159.3	101.7	292.2
Special Charges(2)	815,472.9	948,277.2	957,429.6	1,151,227.9	2,627,029.0
Contingency Reserve(3)	—	—	—	—	55,828.7
Subtotal	2,000,055.2	2,188,750.3	2,255,451.5	2,839,381.7	4,147,580.3
Refinancing Charges	462,632.7	450,198.3	476,775.2	723,323.4	—
Total	2,462,687.9	2,638,948.7	2,732,226.7	3,562,705.1	4,147,580.3

(1)	Estimates.
(2)

Special Charges includes expenses that cannot be associated with goods or services generated in the functioning of the Federal Government, including with respect to debt service, debt refinancing, reimbursements, indemnifications, and other similar expenses.

(3)

The Contingency Reserve is outlined in the Annual Budget (Lei Orçamentária Anual) and may be used for additional lines of credit related to contingent liabilities, unexpected fiscal events, and other unexpected events or risks.

Source: Ministry of the Economy/National Treasury Secretariat and Federal Budget Secretariat.

2021 Budget

The 2021 Budgetary Guidelines set a nominal primary deficit of R$250.89 billion (3.21% of estimated GDP) for the consolidated public sector in 2021. On April 22, 2021, the 2021 budget law (the “2021 Budget Law”) was approved.

The following table sets forth the assumptions that were included in the 2021 Budget Law. There is no assurance that such assumptions will prevail, and, as such assumptions were made prior to the increasing effects of COVID-19, it is likely that such outcomes will vary.

Table No. 4

Principal 2021 Budget Assumptions

As of July, 2021
Gross Domestic Product
Nominal GDP (billions of Reais)	8,636.31
Real GDP Growth	5.30%
Inflation
Domestic Inflation (IPCA)	5.90%

Source: Federal Budget Secretariat (SOF) and Economic Policy Secretariat (SPE).

2022 Budget

The budgetary bill for 2022, sent to the National Congress on April 15, 2021, set a nominal primary deficit of R$177.49 billion (2.00)% of estimated GDP) for the consolidated public sector for 2022. The macroeconomic parameters contemplated by the bill anticipate inflation at 3.50% and a projected GDP growth of 2.50% for 2022.

Table No. 5

Principal 2022 Budget Assumptions

As of April, 2021
Gross Domestic Product
Nominal GDP (billions of Reais)	8,886.4
Real GDP Growth	2.50%
Inflation
Domestic Inflation (IPCA)	3.50%

Source: Federal Budget Secretariat (SOF) and Economic Policy Secretariat (SPE).

Fiscal Balance

In June 2021, the consolidated public sector registered a primary deficit of R$65.51 billion. For the 12-month period ended June 30, 2021, the accumulated balance registered a deficit of R$305.46 billion (3.81% of GDP).

In June 2021, the Brazilian Social Security System registered a deficit of R$55.14 billion, 7.72% lower (in real terms) than the deficit registered in June 2020. For the 12-month period ended June 30, 2021, the deficit of the Brazilian Social Security System totaled R$228.52 billion (in real terms). At current market prices, the deficit accumulated in the preceding 12-month period ended on June 30, 2021, reached R$222.07 billion.

PUBLIC DEBT

Public Debt Indicators

Public Sector Net Debt

As of June 30, 2021, Public Sector Net Debt was R$4,878.74 billion (60.87% of GDP) compared to R$4,176.17 billion (56.74% of GDP) as of June 30, 2020.

General Government Gross Debt

As of June 30, 2021, General Government Gross Debt was R$6,729.56 billion (83.96% of GDP) compared to R$6,153.52 billion (83.61% of GDP) as of June 30, 2020.

Federal Public Debt

The following table presents Brazil’s Federal Public Debt profile as of June 30, 2021.

Table No. 6

Federal Public Debt Profile

	Jun/2021		Jun/2021	May/2021		May/2021	Jun/2020		Jun/2020
			%			%			%
Federal Public Debt (R$ bn)	R$	5,329.9	100.0%	R$	5,171.2	100.0%	R$	4,389.9	100.0%
Domestic	R$	5,103.3	95.7%	R$	4,940.5	95.5%	R$	4,150.9	94.6%
Fixed-rate	R$	1,776.6	33.3%	R$	1,704.0	33.0%	R$	1,321.8	30.1%
Inflation-linked	R$	1,446.1	27.1%	R$	1,393.8	27.0%	R$	1,137.0	25.9%
Selic rate	R$	1,869.5	35.1%	R$	1,830.3	35.4%	R$	1,678.5	38.2%
FX	R$	237.8	4.5%	R$	243.2	4.7%	R$	252.7	5.8%
Others		—	0.0%		—	0.0%		—	0.0%
External (R$ bn)	R$	226.7	4.3%	R$	230.7	4.5%	R$	239.0	5.4%
Maturity Profile
Average Maturity (years)		3.7			3.8			3.9
Maturing in 12 months (R$ bn)	R$	1,198.3		R$	1,185.6		R$	1,022.8
Maturing in 12 months (%)		22.5%			22.9%			23.3%

Source: National Treasury.

On May 26, 2021, the National Treasury released a revised Annual Borrowing Plan for 2021.

Table No. 7

Annual Borrowing Plan 2021(1)

	Limits for 2021
	Minimum	Maximum
Stock of Federal Public Debt (R$ billion)
Federal Public Debt	5,500.0	5,800.0
Composition—%
Fixed Rate	31.0	35.0
Inflation Linked	26.0	30.0
Floating Rate	33.0	37.0
Exchange Rate	3.0	7.0
Maturity Profile
% Maturing in 12 Months	22.0	27.0
Average Maturity (years)	3.4	3.8

(1)	As published on May 26, 2021.

Source: National Treasury.

Public Debt Management

Golden Rule

In order to assure compliance with the Golden Rule in 2021, on March 15, 2021, the Federal Government requested from Congress an amendment to the 2021 Budgetary Guidelines granting the Federal Government access to an additional amount of R$453.7 billion for expenditure coverage. This request was approved by the National Congress on March 17, 2021, and by the President on March 22, 2021. On June 16, 2021, the Federal Government requested approval from Congress to access additional funding (credito suplementar) in the amount of R$164 billion (the “2021 Additional Line of Credit”). In an effort to grant flexibility within the budget, and as an exception to the Golden Rule, the 2021 Additional Line of Credit authorizes the issuance of debt securities by the National Treasury in an effort to realize resources from credit operations, together with the creation of the additional line of credit. For additional information on the Golden Rule, please refer to “Golden Rule” in the “Public Debt” section.

Internal Public Debt

Internal Public Debt Levels

In accordance with the fiscal consolidation program promoted by the Federal Government, new BNDES Early Repayments were settled in 2021, totaling R$51.5 billion, which resulted in total payments, including regular payments, of R$59.72 billion as of July 2021. The first installment was paid on February 2021. The proceeds of BNDES Early Repayments will be used by the National Treasury exclusively for public debt relief and compliance with the Golden Rule.

External Public Debt

Securities Offerings in 2021

On July 7, 2021, the Federal Government issued US$1.5 billion of its 3.750% Global Bonds due 2031, with interest payable semi-annually every March and September until maturity in September 2031, and an additional US$750 million of its 4.750% Global Bonds due 2050, with interest payable semi-annually every January and July until maturity in January 2050 (the “2021 Offering”). The 2021 Offering was conducted in accordance with the guidelines established in the Annual Budget Plan (Plano Annual de Financiamento or “PAF”).

Regional Public Debt (State and Municipal)

Federal Government Guarantees

As of June 30, 2021, the Federal Government had paid a total of R$37.51 billion in liabilities incurred by states and municipalities. The largest payments were attributed to (i) the State of Rio de Janeiro (R$24.37 billion), pursuant to the Special Recovery Regime (as defined below), (ii) the State of Minas Gerais (R$8.93 billion), (iii) the State of Goiás (R$2.01 billion), (iv) the State of Rio Grande do Norte (R$372.65 million), (v) the State of Pernambuco (R$354.85 million), and (vi) the State of Maranhao (R$280.16 million). The Federal Government is currently prevented by the STF from recovering for any guarantees granted pursuant to the Special Recovery Regime. For more information on Federal Government guarantees, please refer to “Special Recovery Regime” in the “Public Debt” section.

Rating Agencies

In May 2021, Fitch Ratings confirmed Brazil’s long-term foreign currency sovereign credit rating at BB-, maintaining a negative outlook. In June 2021, Standard & Poor’s confirmed Brazil’s long-term foreign currency sovereign credit rating at BB-, maintaining a stable outlook.

THE FEDERATIVE REPUBLIC OF BRAZIL

Geography and Population

Brazil is the fifth largest country in the world and occupies nearly half of the land area of South America, sharing borders with every country in South America except for Chile and Ecuador. Brazil is divided into 26 states and the Federal District, where the country’s capital, Brasília, is located. Brazil’s official language is Portuguese.

As of December 31, 2020, Brazil’s estimated population was 211.8 million. As of March 17, 2020, the 2020 census, which was scheduled to be held from August through October 2020, will be held from August through October 2021.

According to the most recent demographic census conducted from August to October 2010, the average age of the Brazilian population was 32.1 years. The following table sets forth the age distribution of the Brazilian population as of 2010.

Table No. 8

Brazilian Population Distribution by Age and Gender

Age	Number of Men	Percentage of Men	Number of Women	Percentage of Women
0-4 years	7,016,987	3.7%	6,779,172	3.6%
5-9 years	7,624,144	4.0%	7,345,231	3.9%
10-14 years	8,725,413	4.6%	8,441,348	4.4%
15-19 years	8,558,868	4.5%	8,432,002	4.4%
20-24 years	8,630,227	4.5%	8,614,963	4.5%
25-29 years	8,460,995	4.4%	8,643,418	4.5%
30-34 years	7,717,657	4.0%	8,026,855	4.2%
35-39 years	6,766,665	3.5%	7,121,916	3.7%
40-44 years	6,320,570	3.3%	6,688,797	3.5%
45-49 years	5,692,013	3.0%	6,141,338	3.2%
50-54 years	4,834,995	2.5%	5,305,407	2.8%
55-59 years	3,902,344	2.0%	4,373,875	2.3%
60-64 years	3,041,034	1.6%	3,468,085	1.8%
65-69 years	2,224,065	1.2%	2,616,745	1.4%
70-74 years	1,667,373	0.9%	2,074,264	1.1%
75-79 years	1,090,518	0.6%	1,472,930	0.8%
80-84 years	668,623	0.4%	998,349	0.5%
85-89 years	310,759	0.2%	508,724	0.3%
90-94 years	114,964	0.1%	211,595	0.1%
95-99 years	31,529	0.0%	66,806	0.0%
Over 100 years	7,247	0.0%	16,989	0.0%
Total Brazil	190,755,799

Source: IBGE.

According to the United Nations’ Human Development Report Office, over the past three decades, Brazil has made significant progress in improving social welfare. From 1990 to 2019, (i) life expectancy increased by 14.5% from 66.3 years in 1990 to 75.9 years in 2019; and (ii) infant mortality decreased by more than 76% from 52.5 per 1,000 live births in 1990 to 12.4 per 1,000 live births in 2019.

According to the World Bank, real GDP per capita adjusted for purchasing power parity rose by approximately 118% from US$6,843.68 in 1990 to US$14,916.29 in 2019. In addition, the reduction in inflation under the Federal Government’s stabilization program, the Plano Real, and the consequent reduction in the rate of erosion of purchasing power have improved the social welfare of many lower-income Brazilians.

The following table sets forth comparative GDP per capita figures and other selected comparative social indicators.

Table No. 9

Social Indicators

	Brazil	Chile	Colombia	Mexico	U.S.
Real GDP per Capita (1)	$15,300.0	$27,002.3	$16,012.4	$20,944.0	$65,297.5
Life Expectancy At Birth (Years) (2)	75.9	80.2	77.3	75.1	78.8
Infant Mortality Rate (Per 1,000 Births) (2)	12.4	6.0	11.8	12.2	5.6
Adult literacy rate (3)	93.2%	96.4%	95.1%	95.4%	—

(1)

GDP per capita estimates here are derived from purchasing power parity (PPP) calculations with current international dollars. PPP GDP is gross domestic product converted to international dollars using purchasing power parity rates. An international dollar has the same purchasing power over GDP as the U.S. dollar has in the United States. 2019 values.

(2)	Data refers to most recent year available (2019).
(3)	Data refers to the most recent year available (2018 for Brazil, Colombia and Mexico and 2017 for Chile).

Source: World Bank.

Form of Government

Brazil is a democratic federative republic. Its Constitution, enacted in 1988, grants broad powers to the Federal Government. Brazil’s 26 states are designated as autonomous entities within the federative union and have all powers that the Constitution does not preempt. The Constitution reserves to the Federal Government the exclusive power to legislate in certain areas, such as monetary systems, foreign affairs and trade, social security and national defense.

The Government

The Constitution provides for three independent branches of government: an executive branch, a bicameral legislative branch, and a judicial branch.

The executive branch is headed by the president, who is elected by direct vote for a term of four years and may only be re-elected for one consecutive term. The President’s powers include appointing ministers and key executives in selected administrative positions. The president may also issue decrees subject to National Congress confirmation (medidas provisórias) for a period of 60 days, extendable for a single period of 60 days, with the same scope and effect as legislation enacted by the National Congress. If confirmed by the National Congress, such decrees are enacted as law. Decrees subject to National Congress confirmation may not be used for certain matters, such as implementation of multi-year plans and budgets, the seizure of financial or other assets and any matters that the Constitution specifically requires National Congress to regulate through law.

The legislative branch of the Federal Government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate is composed of 81 senators, elected for staggered eight-year terms. Each state and the Federal District may elect three senators. The Chamber of Deputies has 513 deputies, elected for concurrent four-year terms. The number of deputies from each state is proportional to the size of its population, with each state entitled to a minimum of eight deputies and a maximum of 70 deputies, regardless of population size.

Judicial power is exercised by the STF, the federal regional courts, military courts, labour courts, electoral courts and several lower state courts. The STF has ultimate appellate jurisdiction over decisions rendered by lower federal and state courts on constitutional matters. The Superior Court of Justice (Superior Tribunal de Justiça or “STJ”) is responsible for standardizing the interpretation of federal law. The members of both the STF and the STJ are appointed by the president and ratified by the Senate.

At the state level, executive power is exercised by governors elected for four-year terms, legislative power is exercised by state deputies also elected for four-year terms, and judicial power is vested in state courts, with the possibility of appeals being filed with the STJ and STF.

Political Developments

Corruption Investigations

Multiple investigations into public corruption have been ongoing since 2014. The investigations, which initially targeted an alleged bribery, money laundering and embezzlement scheme involving the provision of goods and services to Petrobras, a majority state-owned company, grew in scope to encompass wide-reaching anti-corruption investigations in many stages.

Cabinet Changes

In 2020, there were 10 cabinet changes in the administration of President Bolsonaro. On April 24, 2020, Sergio Moro resigned as Minister of Justice and Public Security, and was replaced by André Mendonça on April 29, 2020. In the context of his resignation, Sergio Moro made allegations of criminal activity against President Jair Bolsonaro. On April 27, 2020, the STF, approved a request by the Attorney General to investigate Sergio Moro’s allegations. The investigation was suspended in September 2020.

Congressional Election

The congressional election on October 7, 2018, resulted in significant changes in the composition of Congress. With respect to the Senate, 87% of its members are new senators, and the political party Movimento Democratico Brasileiro (“MDB”, previously PMDB) remained the party with the most senators (12 seats), followed by the political party Partido da Social Democracia Brasileira (8 seats). As for the Chamber of Deputies, 47% of its members are new deputies, and the workers’ party Partido dos Trabalhadores remained the party with the highest number of deputies (54 deputies), followed by PSL (52 deputies).

Legislative Reforms

On September 3, 2020, the President presented a constitutional amendment to Congress setting forth the first step of the Brazilian Public Administration Reform (Nova Administração Pública) focused on reducing payroll expenditures, increasing public sector efficiency and improving the productivity of public servants. The Public Administration Reform will not have retroactive effect and does not apply to members of Congress, judges, public prosecutors and the military.

Foreign Affairs, International Organizations and International Economic Cooperation

Brazil maintains diplomatic and trade relations with almost every nation in the world. It has been a member of the United Nations since 1945 and is an original member of the IMF, the World Bank, the World Trade Organization, the Inter-American Development Bank, the Inter-American Investment Corporation, the African Development Bank Group and the International Fund for Agricultural Development.

In addition, Brazil is a member of several other organizations including, but not limited to, the Group of Twenty (G-20), the BRICS Group (including Brazil, Russia, India, China and South Africa) and the Mercosul. In 2016, Brazil joined the Paris Club and signed the Paris Climate Change accord. Brazil also has several international bilateral agreements in place that promote economic cooperation.

Employment and Labor

Employment Levels

The Secretariat of Labor (Secretaria do Trabalho) reports Brazilian employment statistics in terms of formal employment. Formal employment comprises employment that is registered with the Secretariat of Labor and subject to social security contributions by employers. According to the Secretariat of Labor statistics report, formal employment in Brazil increased by 0.37% in 2020 (equivalent to approximately 142,690 jobs).

In the fourth quarter of 2020, the unemployment rate in Brazil was 13.9%, an increase of 3.0% compared to the fourth quarter of 2019. The average unemployment rate for 2020 was 13.5%. The 2020 unemployment levels can be attributed to the slow pace of Brazil’s economic recovery, in addition to the effects of COVID-19.

Wages

Federal guidelines for minimum wage adjustments applicable in 2020 were based on maintaining purchase power to align with inflation and interest rates. The minimum monthly wage for 2020 was set at R$1,045.00, an increase of 4.7% compared to 2019.

Real average income (on a monthly basis) for the fourth quarter of 2020 was R$2,507, a reduction in relation to the third quarter of 2020 (R$2,616) and an increase in relation to the fourth quarter of 2019 (R$2,440).

Social Security

Under Brazil’s state-operated social security and pension system, employers are generally required to contribute 20% of each employee’s wages to the system on a monthly basis. In 2020, monthly benefits paid by Brazil’s state-operated social security and pension system increased by 2.8% in relation to 2019.

As of January 1, 2020, the monthly lower and upper limits of social security pensions paid to private sector retirees were R$1,045.00 and R$6,101.06, respectively.

The law providing for reform of the Brazilian Social Security System went into effect on November 13, 2019. The law established new minimum age requirements for retirement, a new minimum contribution period and transition rules.

State-Owned Enterprises

Corporate Enterprises

Brazil has two types of state-owned enterprises: public enterprises and mixed-ownership companies. Public enterprises, which can exist in any legally permissible corporate form, are wholly owned by the states or the Federal Government and are created by specific laws to carry out economic activities. Examples of federal public enterprises are BNDES and the Federal Savings Bank (Caixa Economica Federal or “CEF”). Mixed-ownership companies are corporations majority-owned by the Federal Government or state governments. Petrobras, Banco do Brasil and Eletrobras are examples of mixed-ownership companies.

Autonomous Institutions and Public Foundations

Brazil has autonomous institutions and public foundations. Autonomous institutions, such as the Central Bank and the Brazilian Securities Commission (Comissão de Valores Mobiliarios or “CVM”), carry out public functions that require decentralized financial and operational management. Public foundations are public non-profit entities with administrative autonomy that manage their own assets. Their expenses are financed by the Federal Government and other sources.

Private Parties

Under Brazilian law, private parties may only engage in public activities with authorization of the Federal Government. Through public concessions, the Federal Government has authorized private parties to participate in areas formerly reserved to the Federal Government under the Constitution, including broadcasting and telecommunications, electric power service and facilities and hydroelectric power generation. Nuclear energy, as well as mining and processing of radioactive ores, minerals and their by-products, remain under the Federal Government’s monopoly.

Environment

The Constitution grants citizens the right to a clean environment and imposes duties on the Federal Government, the states, the Federal District and municipalities to protect the environment, take measures against pollution and protect fauna and flora. At the federal level, the Ministry of the Environment (Ministério do Meio Ambiente) formulates and implements environmental policies, the National Council on the Environment (Conselho Nacional do Meio Ambiente) prepares environmental regulations and the Brazilian Institute of the Environment and Renewable National Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis or “IBAMA”) supervises and oversees the application of environmental regulations.

Over the past four decades, Brazil has increased its efforts to improve the environment and ensure long-term sustainable economic development. The Federal Government’s efforts have focused on combating deforestation, promoting the recovery and reasonable use of biological diversity and expanding protected areas. The Brazilian Forest Code (Código Florestal Brasileiro), enacted in 2012, establishes rules designed to restore lands damaged due to non-compliance with preservation rules, in addition to legal reserves (portions of privately-owned land preserved for natural resources) and permanent preservation areas, which are subject to certain preservation requirements.

Sustainable development is also at the core of Brazilian foreign policy. In 2020, Brazil presented its new Nationally Determined Contribution related to the Paris Climate Change accord, in which the Republic committed to reduce its greenhouse gas emissions by 37% in comparison to 2005 by 2025. Additionally, Brazil committed to reduce its emissions in by 43% in comparison to 2005 by 2030. The Republic increased its previous targets and is among the few countries that has committed to target reduction for 2025 and 2030.

Brazil has one of the world’s largest reserves of tropical rainforest and freshwater biodiversity, and, according to the Ministry of Mines and Energy (Ministério de Minas e Energia), one of the cleanest energy consumption profiles in the industrialized world, with 85% of all energy capacity production derived from renewable sources in November 2020.

Brazil is also the world’s second-leading producer of ethanol fuel.

Education

The Federal Government provides centralized guidelines for public and private education at all levels and coordinates the National Board of Education, which evaluates and sets general rules on education. State and municipal governments are responsible for funding free public education for all children up to the completion of secondary education.

Primary and Secondary Education

Primary education has become almost universal for children in Brazil, according to the Ministry of Education (Ministério da Educação), and it continues to improve in terms of both quality and access. In primary schools, students have access to a range of support programs to ensure student retention, including the Family Grant (Bolsa Família), a conditional cash allowance program linked in part to school attendance. Public schools also provide free meals, textbooks, healthcare and transportation. As of December 31, 2020, (i) 26.7 million students attended the primary school system; and (ii) 7.5 million students attended the secondary school system.

Higher Education

The University for All Program (Programa Universidade para Todos or “PROUNI”) awards full and partial scholarships to low-income students to attend higher education institutions. Since its inception in 2004, PROUNI has granted 4.06 million scholarships.

Wealth and Income Distribution

The stabilization of Brazil’s economy and lower inflation levels have increased the purchasing power of the lower-income population in Brazil.

Brazil’s main social welfare program to address poverty is the Family Grant (Bolsa Família). The program focuses on families with a monthly income per capita between R$89 and R$178 and includes income transfer mechanisms, access to public services and initiatives for job placement. It is a conditional allowance program that has provided a monthly cash income to approximately 14.3 million families (43.6 million individuals), subject to compliance with certain statutory requirements, since 2003. Cash transfers under the Family Grant totaled R$29.3 billion in 2020.

In August 2020, the Federal Government began a new housing initiative for low-income families called “Green and Yellow House” (Casa Verde e Amarela) in substitution of the previous “My House My Life” (Minha Casa Minha Vida) initiative, which generated contracts of 6.1 million houses and delivered approximately 5.1 million houses at a total cost of R$552.8 billion between 2009 and September 2020. The goal of the Green and Yellow House initiative is to provide housing financing to up to 1.6 million low-income families by 2024.

In addition, as of December 31, 2020, the Light for All Program (Programa Luz para Todos) provided 3.5 million free electricity connections to rural residences since 2004.

Antitrust

Under Brazil’s antitrust legislation (the “Antitrust Law”), anticompetitive-conduct investigations, merger and acquisition controls and final antitrust regulatory approval are centralized in a single independent agency, the Administrative Council of Economic Defense (Conselho Administrativo de Defesa Econômica or “CADE”). The Antitrust Law sets forth general criteria for determining anti-competitive behavior, such as price fixing, predatory pricing, exclusive dealing arrangements and resale price maintenance.

All acts or transactions (regardless of form) are required to be submitted for antitrust approval if the act or transaction involves an entity or group with more than R$750 million in revenues in Brazil in the preceding fiscal year and a second entity or group with more than R$75 million in revenues in Brazil in the preceding fiscal year.

Anticompetitive practices may subject an entity to fines between 0.1% and 20% of the entity’s gross revenue for the fiscal year preceding the start of an antitrust investigation. If a company’s gross revenue cannot be assessed, it may be subject to a fine between R$50,000 and R$2.0 billion.

Anticorruption Laws

The Anticorruption Law, also known as the Clean Company Act, was enacted in 2014 to provide civil and administrative accountability of companies engaging in fraud, bribery and other corrupt practices. The principal innovations of the Anticorruption Law were: (i) companies can be held liable in cases of corruption, regardless of intent; (ii) significant administrative and judicial penalties may be imposed; (iii) fines may be reduced if companies cooperate in relevant investigations; and (iv) the law may be enforced by all levels of government and covers Brazilian companies acting abroad.

National Strategy to Combat Corruption and Money Laundering – ENCCLA

The ENCCLA program, coordinated by the Ministry of Justice and Public Security (Ministério da Justiça e da Segurança Pública), prevents money laundering and corruption, in general. The ENCCLA is made up of over 70 agencies, members of the three branches of government, public prosecutors and civilians acting directly and indirectly to prevent corruption and money laundering. The ENCCLA encourages joint action, collaboration and expertise-sharing among entities through its yearly plenary session and the creation of working groups to implement specific goals and targets. The program has led to a number of developments in the fight against money laundering and corrupt practices, including the modernization of money laundering legislation, the creation of various registries such as the Registry of the Financial System Clients managed by the Central Bank, the institution of nationwide training programs, the optimization of technology networks and the improvement of publicly available resources for combating money-laundering and corruption.

The Anti-Crime Law

In December 2019, a law with the aim of improving Brazil’s criminal and procedural legislative framework (the “Anti-Crime Law”) was passed by the National Congress and approved by President Jair Bolsonaro. The Anti-Crime Law went into effect on January 23, 2020.

Incentives for Private Investment

Technology

The Innovation Act (enacted in 2004 and updated in January 2016) encourages economic efficiency and the development and diffusion of technologies that have the potential to induce economic activity and improve competitiveness in international trade.

Intellectual Property

The Intellectual Property Law (enacted in 1996) regulates rights and obligations related to intellectual property and provides for the protection of these rights while counterbalancing social interest and technological and economic development. The statute protects inventions and utility models, industrial designs and trademarks.

Public-Private Partnerships

Brazilian law provides for two types of public-private partnerships: (i) contracts for concessions of public works or utility services and (ii) contracts for rendering services under which a public sector entity is the end-user. Public-private partnership contracts must be valued at a minimum of R$10 million, and their terms vary between five and thirty-five years, including any term extension. All contracts are awarded through a public bidding process.

National Policy for Regional Development

The National Policy for Regional Development (Política Nacional de Desenvolvimento Regional or “PNDR”) addresses regional inequalities. PNDR’s main source of financing comes from regional development funds, and the Federal Government. PNDR is monitored by the National Information System for Regional Development (Sistema Nacional de Informação para o Desenvolvimento Regional) and is coordinated by the Ministry for Regional Development (Ministério do Desenvolvimento Regional).

THE BRAZILIAN ECONOMY

COVID-19

Since COVID-19 infections were reported in December 2019, the COVID-19 crisis has had a significant impact on the global economy. The Brazilian economy has been adversely impacted and, if the crisis continues for an extended period of time, the Brazilian economy may continue to be adversely impacted. For more information on the COVID-19 crisis and on the key measures taken by the Federal Government in reaction to the COVID-19 crisis, see “Recent Developments—COVID-19 Developments.”

As of December 31, 2020, Brazil had 7,675,973 confirmed cases of COVID-19, of which 194,949 were fatal. As of December 31, 2020, Brazil has adopted several measures in response to the COVID-19 outbreak aimed at preventing mass contagion and overcrowding of Brazilian health service facilities, including, among other things, granting decision-making authority to local governmental entities (i.e., states and municipalities) with respect to measures to be taken in response to the outbreak and the coordination of repatriation flights for Brazilian residents abroad. Brazilian states and municipalities have taken extensive measures to limit the spread of the outbreak, including severe restrictions on business and economic activity.

The Republic has adopted several stimulus measures in reaction to the COVID-19 crisis. As of December 31, 2020, these measures amount to R$524.0 billion and increased the primary deficit of the Central Government in 2020 by R$549.8 billion. These measures, as approved or proposed as of December 31, 2020, include, among other things, (i) granting financial aid to vulnerable populations and workers; (ii) allocating resources for medical treatment of our citizens and investing in appropriate protective gear; (iii) adopting measures to support cash flows of Brazilian companies; (iv) granting support to local governments; and (v) strengthening and increasing credit lines to individuals and companies.

Specific measures with respect to supporting vulnerable populations and workers include, among other things:

•

financial grants of R$600 per month, for a period of 5 months, from April to August 2020, and additional financial grants of R$300 per month, for a period of 4 months, from September to December 2020, to informal workers, individual micro-entrepreneurs (microempreendedor individual) and low income families;

•	expansion of the Bolsa Família program;

•	payment of electricity bills for low income families; and

•	a mandatory pause in medication price increases.

Specific measures with respect to funding of medical treatment and investment in adequate protection of our citizens include, among other things, the opening of new credit lines or the increase of existing credit lines:

•	to governmental institutions and organizations specifically for purposes of carrying out COVID-19 measures;

•	for research and development of COVID-19 related vaccines; and

•	to provide support to Brazilian nationals living abroad.

In addition, imported medical products will be subject to zero tax rates.

Specific measures with respect to supporting cash flow positions of Brazilian companies include, among other things:

•	grace periods or delayed timelines on the payment of social security contributions and tax obligations; and

•	enacting temporary administrative regimes aimed at increasing flexibility in the labor market, including with regard to hiring and debt negotiations.

Specific measures with respect to granting support to local governments include, among other things:

•	direct transfers (R$60.1 billion);

•	suspension of debt payments owed to the Federal Government (R$38.1 billion);

•	rescheduling of debt payments owed to public sector financial institutions (R$27.1 billion); and

•	compensation for revenue losses (R$15.1 billion).

As of December 31, 2020, the support package to local governments and subnational entities amounted to R$173.8 billion, of which R$103.5 billion relates to measures with an impact on the primary balance and R$70.3 billion relates to measures without an impact on the primary balance. This support package was approved by Congress and ratified by President Bolsonaro on May 28, 2020.

The Brazilian Central Bank has also put in place a liquidity package of R$2.6 trillion with the aim of supporting the liquidity of the Brazilian financial system through the COVID-19 crisis. The liquidity package includes, among other things, (i) the reduction of Brazilian banks’ reserve requirements imposed by the Central Bank; (ii) the granting of collateralized loans to Brazilian financial institutions; and (iii) a repurchase program targeted at Brazilian Global Bonds currently outstanding in the market.

On April 17, 2020, the Senate approved a proposal for a constitutional amendment referred to as the War Budget (Orçamento de Guerra). The aim of the War Budget is to simplify budget execution rules during the COVID-19 pandemic, allowing for expedited authorizations of (i) government purchases; (ii) construction projects; (iii) hiring of personnel; and (iv) contracting with temporary service providers. The War Budget law was enacted by Congress on May 7, 2020, and will remain in effect pending the resolution of the existing state of emergency. As of December 31, 2020, the War Budget amounted to R$635.5 billion, of which R$540.2 billion has been utilized.

In light of the COVID-19 crisis, the United States implemented a travel ban, effective as of May 26, 2020, and currently in place, on foreigners who have been in Brazil at any time during the 14 days prior to the date they are scheduled to enter the United States.

Historical Background

In December 1993, with the aim of addressing the high inflation levels of the late 80s and early 90s, the Federal Government enacted the Plano Real economic program, which was highly successful in curtailing inflation, building a foundation for sustained economic growth and adopting fiscal austerity. The Plano Real was also designed to address persistent deficits in the Federal Government’s accounts, expansive credit policies and widespread, backward-looking indexation.

The Federal Government formally adopted inflation targeting as its monetary policy framework in 1999 in an environment shaped by the uncertainty of the impact of the devaluation of the Real in the Brazilian economy. Under the inflation-targeting regime, achievement of inflation targets is the main objective of the Central Bank’s monetary policy decisions. In 2016, aiming to restore fiscal balance, a public spending cap was also adopted. For more information, please refer to “Monetary Policy and Money Supply” in the “Financial System” section and “Ceiling on Public Spending” in the “Public Finance” section.

Economy in 2020

In 2020, domestic economic activity experienced a sharp decrease (4.1% GPD contraction), as a result of the effect of the COVID-19 pandemic, after three consecutive years of moderate growth (1.4% in 2019, 1.8% in 2018 and 1.3% in 2017), after recording a recession in 2016 (with a 3.3% contraction in GDP).

In the first quarter of 2020, Brazil’s GDP decreased at a rate of 2.1%, as compared to the fourth quarter of 2019. In the second quarter of 2020, the GDP decreased at a rate of 9.2%, as compared to the first quarter of 2020. In the third and fourth quarters of 2020, the GDP grew at 7.7% and 3.2% respectively, as compared to the previous quarter.

The 2020 economic underperformance was driven by, among other factors, the effects of the COVID-19 pandemic and the social distancing and isolation measures implemented to stop the spread of COVID-19.

i.	the effects of the COVID-19 pandemic; and

ii.	measures of social distancing and quarantining;

Gross Domestic Product

GDP is an aggregate measure of production equal to the sum of the market values of all final goods and services in a determined period of time.

The sharp decrease in economic activity in 2020 was the largest in the Republic since 1996, with various sectors of the Brazilian economy impacted to various degrees. The industrial (-3.5%) and services (-4.5%) sectors contracted, while the agricultural sector grew 2.0%. The most impacted sectors included the services sector (restaurants, gyms and hotels sector) (-12.1%) and the transportation sector (-9.2%). In the industrial sector, the most negatively impacted sector was the construction sector (-7.0%). In the agricultural sector, soybeans (7.1%) and coffee (24.4%) hit record high production levels. On the demand side, household consumption (-5.5%), gross fixed capital formation (-0.8%), and government consumption (-4.7) all contracted.

The following table sets forth Brazil’s GDP at current prices and expenditures for each of the years indicated.

Table No. 10

GDP at Current Prices - Demand Side

(In Billions of Reais (R$), Except Percentages(1))

	2016		2017		2018		2019		2020
	R$	%	R$	%	R$	%	R$	%	R$	%
Final Consumption	5,305.8	84.6%	5,575.0	84.7%	5,919.3	84.5%	6,284.3	84.8%	6,197.2	83.2%
Gross Capital Formation	938.5	15.0%	963.2	14.6%	1,057.3	15.1%	1,140.9	15.4%	1,147.3	15.4%
Gross Fixed Capital Formation	973.3	15.5%	958.8	14.6%	1,057.4	15.1%	1,134.2	15.3%	1,223.7	16.4%
Changes in Inventories	(34.8)	(0.6)%	4.4	0.1%	(0.1)	0.0%	6.7	0.1%	(76.4)	(1.0)%
Exports of Goods and Services	781.6	12.5%	824.4	12.5%	1,025.1	14.6%	1,044.8	14.1%	1,256.5	16.9%
Imports of Goods and Services	756.5	12.1%	777.1	11.8%	997.5	14.2%	1,063.0	14.4%	1,153.2	15.5%
Gross Domestic Product	6,269.3	100%	6,585.5	100%	7,004.1	100%	7,407.0	100%	7,447.9	100%

Note: Numbers may not total due to rounding.

(1)	Percentages of total GDP.

Source: IBGE.

The following tables set forth the share of GDP by sector at current prices and real growth at current prices by sector for each of the years indicated.

Table No. 11

GDP at Current Prices - Supply Side

(In Billions of Reais (R$), Except Percentages(1))

	2016		2017		2018		2019		2020
	R$	%	R$	%	R$	%	R$	%	R$	%
Agriculture	306.7	4.9%	303.0	4.6%	309.6	4.4%	326.0	4.4%	439.8	5.9%
Industry	1,150.7	18.4%	1,197.8	18.2%	1,313.2	18.7%	1,363.5	18.4%	1,314.6	17.7%
Mining, Oil and Gas	55.6	0.9%	90.7	1.4%	161.1	2.3%	179.4	2.4%	185.6	2.5%
Manufacturing	676.2	10.8%	706.1	10.7%	737.4	10.5%	751.1	10.1%	727.6	9.8%
Construction	275.2	4.4%	244.8	3.7%	243.3	3.5%	242.6	3.3%	212.5	2.9%
Public Utilities	143.7	2.3%	156.2	2.4%	171.4	2.4%	190.4	2.6%	188.9	2.5%
Services	3,962.4	63.2%	4,171.2	63.3%	4,388.3	62.7%	4,680.2	63.2%	4,686.4	62.9%
Retail Services	699.8	11.2%	746.2	11.3%	783.0	11.2%	824.2	11.1%	874.0	11.7%
Transportation	236.0	3.8%	246.1	3.7%	264.7	3.8%	283.4	3.8%	277.7	3.7%
Communications	179.0	2.9%	194.5	3.0%	206.1	2.9%	222.3	3.0%	224.7	3.0%
Financial Services (1)	425.5	6.8%	429.5	6.5%	422.7	6.0%	458.9	6.2%	452.1	6.1%
Other Services	950.0	15.2%	995.9	15.1%	1,078.4	15.4%	1,146.2	15.5%	1,044.6	14.0%
Rental Services	527.0	8.4%	558.1	8.5%	588.0	8.4%	622.0	8.4%	660.6	8.9%
Government(2)	945.1	15.1%	1,001.0	15.2%	1,045.4	14.9%	1,123.1	15.2%	1,152.6	15.5%
Value Added at Basic Prices	5,419.8	86.4%	5,671.9	86.1%	6,011.2	85.8%	6,369.8	86.0%	6,440.8	86.5%
Taxes	849.5	13.6%	913.6	13.9%	993.0	14.2%	1,037.3	14.0%	1,007.1	13.5%
GDP	6,269.3	100.0%	6,585.5	100.0%	7,004.1	100.0%	7,407.0	100.0%	7,447.9	100.0%

Note: Numbers may not total due to rounding.

(1)	Percentages of total GDP.

(2)	“Financial Services” includes financial intermediation, complementary social security and related services.
(3)	“Government Services” includes public education, health and administration services.

Source: IBGE.

Table No. 12

Real Growth (or Decline) at Current Prices by Sector

	2016	2017	2018	2019	2020
Real GDP	(3.3)%	1.3%	1.8%	1.4%	(4.1)%
Agriculture and Livestock	(5.2)%	14.2%	1.3%	0.6%	2.0%
Industry	(4.6)%	(0.5)%	0.7%	0.4%	(3.5)%
Mining, Oil and Gas	(1.2)%	4.9%	0.4%	(0.9)%	1.3%
Manufacturing	(4.8)%	2.3%	1.4%	0.0%	(4.3)%
Construction	(10.0)%	(9.2)%	(3.0)%	1.5%	(7.0)%
Public Utilities	6.5%	0.9%	3.7%	1.7%	(0.4)%
Services	(2.2)%	0.8%	2.1%	1.7%	(4.5)%
Retail Services	(6.6)%	2.3%	2.6%	1.9%	(3.1)%
Transport	(5.6)%	1.0%	2.1%	0.8%	(9.2)%
Communications	(2.0)%	1.4%	1.8%	5.2%	(0.2)%
Financial Intermediation	(3.4)%	(1.1)%	1.0%	1.3%	4.0%
Other Services	(1.3)%	0.7%	3.5%	2.6%	(12.1)%
Rental Services	0.2%	1.3%	3.3%	2.2%	2.5%
Government	0.3%	0.1%	0.1%	(0.2)%	(4.7)%

Source: IBGE.

Principal Sectors of the Economy

The principal sectors of the Brazilian economy are industry, services, and agriculture and livestock.

Industry

The industrial sector includes the mining, oil and gas, manufacturing, construction and public utilities subsectors. The industrial sector decreased 3.5% in 2020, as compared to 2019.

As of December 31, 2020, the industrial sector represented 17.7% of Brazil’s GDP, a decrease of 0.8% when compared to 2019 when it represented 17.7% of Brazil’s GDP.

Table No. 13

Annual Changes in Industry Production

(By Category of Use)

	2016	2017	2018	2019	2020
Capital Goods	(10.2)	6.2	7.1	(0.6)	(9.9)
Intermediate Goods	(6.5)	1.7	0.1	(2.2)	(1.1)
Consumer Goods	(5.4)	3.2	1.3	1.3	(9.0)
Durable Goods	(14.4)	13.2	7.9	2.1	(19.8)
Nondurable Goods	(3.8)	(1.2)	2.7	(2.4)	(2.9)

Source: IBGE.

Mining, Oil and Gas

The mining, oil and gas subsector grew 1.3% in 2020, after a 0.9% decrease in 2019. This subsector represented 2.5% of GDP in 2020.

I. Oil and Gas.

The National Oil and Gas Agency (Agência Nacional do Petróleo, Gás Natural e Biocombustíveis or “ANP”) is an independent regulatory agency linked to the Ministry of Mines and Energy, which regulates the oil industry in Brazil. The ANP is responsible for conducting public tender offers for drilling, oil and gas concessions in defined areas or blocks. The concession regime covers roughly 98% of the Brazilian sedimentary basin.

In 2010, the Federal Government implemented a mixed regime for Brazilian oil and gas production, regulating concessions and production sharing agreements. The Federal Government (i) granted Petrobras the right to explore up to five billion barrels of oil equivalent (“BOE”) in certain areas of the pre-salt fields not subject to concession; and (ii) established a production-sharing regime for oil and gas exploration and production in pre-salt fields not under concession and other areas designated as strategic areas by the Federal Government (the “Production Sharing Regime”). Prior to 2016, Petrobras was required to be the exclusive operator of any pre-salt deep-water field, subject to a minimum 30% Petrobras participation interest. Under the Production Sharing Regime, the National Energy Policy Council (Conselho Nacional de Política Energética or “CNPE”), prior to conducting a public bid, gives Petrobras a preference right to act as the operator of any pre-salt deep-water field at a minimum consortium interest of 30%. If Petrobras opts to not exercise its preference right, exploration and production rights for the blocks are subsequently offered under public bids. Winning bids are determined based on which bidder offers the Federal Government the highest share of excess oil, also known as “profit oil.”

The average annual daily oil and gas production from the pre-salt layer reached an average of 2.6 million BOE per day in 2020, a 17.7% increase in comparison to 2019. Pre-salt layer production represents approximately 68.6% of total oil and gas production in Brazil. Brazilian production reached approximately 1,076.0 million barrels of oil and 46.6 billion cubic meters of natural gas in 2020, which represents an increase of 5.7% in oil production and an increase of 4.3% in natural gas production compared to 2019.

Between 2009 and 2020, oil production grew by 51%, while natural gas production grew by 121%. The significant increase in oil and gas production can be attributed to the discovery of new production areas, which led to an increase in proven reserves.

In 2020, there was a sharp decrease in revenues from royalties (22%), when compared to 2019, mainly due to the effects of the COVID-19 pandemic on international oil prices.

II. Ethanol and Biodiesel.

The ANP also regulates ethanol production in Brazil. The Federal Government has continuously supported the development of technologies, production and distribution of ethanol as an alternative to petroleum.

As the world’s largest producer of sugarcane ethanol, Brazil is now at the forefront of renewable energy among developing countries. Ethanol production comprises several activities such as development of special sugarcane varieties, crop techniques, processing, storage and distribution and flex fuel engine technology. Recently, research has been focused on the development of sugarcane varieties, second-generation ethanol and optimization of agricultural and industrial production processes. In 2020, national production of anhydrous and hydrated ethanol reached 32.8 million cubic meters, a decrease of 7.1% compared to production in 2019.

The Federal Government also promotes biodiesel production and its use as a sustainable energy source through the National Program for the Production and Use of Biodiesel (Programa Nacional de Produção e Uso do Biodiesel). Biodiesel production reached 6.4 million cubic meters in 2020, an increase of 9.0% when compared to production in 2019.

Manufacturing

The manufacturing subsector contracted by 4.3% in 2020, in comparison to relative stability in 2019. The contraction was mainly a result of a decrease in value of the manufacture of motor vehicles, other transport equipment, and clothing. The manufacturing subsector represented 9.8% of GDP in 2020, a 3.7% contraction when compared to 2019.

Public Utilities

The public utilities subsector (electricity and gas, water, sewage and urban cleaning) fell by 0.4% in 2020 after growing by 1.7% in 2019, corresponding to 2.5% of GDP in 2020.

Construction

The construction sector fell 7.0% in 2020, following a 1.5% increase in 2019. The construction sector represented 2.9% of GDP in 2020.

Services

Services, which includes retail, transportation, communications, financial services, rental services, and government subsectors such as public education, public health and public services in general, represents more than 60% of Brazil’s GDP. The services sector fell by 4.5% in 2020 after growing 1.7% in 2019.

I. Transportation.

i. Roads

Brazil has a road network of approximately 1.7 million kilometers, of which approximately 12.4% is paved, according to the National Confederation of Transportation (Confederação Nacional do Transporte). Most paved roads are maintained by federal and state authorities, while the vast majority of unpaved roads are under the responsibility of municipal authorities.

ii. Railroad

Between 2009 and 2020, freight traffic on railways in Brazil increased from 245.5 billion paid metric tons times kilometers travelled (Revenue Tonne Kilometres or “RTK”) to 365.1 billion RTKs, an increase of 48.7%. Brazil’s railway system currently consists of approximately 31.3 thousand kilometers.

iii. Air

Major Brazilian cities are served by both domestic and international airlines, and many smaller communities benefit from scheduled service by domestic airlines. In 2020, there were 27.8 million airline passengers in the 59 airports managed by Infraero, the state-owned enterprise that manages airports in Brazil, a decrease of 52.5% as compared to 2019. Such decrease is primarily the result of the reduced demand for air travel during 2020 as a result of COVID-19 and travel restrictions imposed to curtail the spread of the COVID-19 pandemic.

The National Civil Aviation Agency (Agência Nacional de Aviação Civil) is responsible for monitoring the airports and managing airport concession contracts. In 2011, a government program was designed to improve and revamp the airport infrastructure of the country. Through that program, the Federal Government has granted concessions to private companies to run the major airports in the country.

iv. Water

In 2020, around 1.151 billion tons of products passed through Brazilian ports, and the Brazilian port industry grew by 4.2% in comparison to 2019. Brazil’s main ports are located in the cities of Rio de Janeiro, Santos, Paranaguá, Rio Grande and São Sebastião. Of the 36 public ports managed by the Ministry of Infrastructure (Ministério da Infraestrutura), 17 are supervised by, granted to or operated by state and municipal governments. The other 19 maritime ports are administered directly by companies that are majority-owned by the Federal Government.

II. Telecommunications.

The Brazilian Telecommunication Regulatory Agency (Agência Nacional de Telecomunicações or “ANATEL”) is the agency responsible for regulating the telecommunications sector. The telecommunications sector includes telecommunications services (including fixed-line and mobile telephony and internet access providers), computer services (including software development and data processing), audiovisual services (including cable TV programming and advertising and merchandising for TV and radio) and other services.

As of December 31, 2020, an aggregate amount of 315.5 million in telecommunications service contracts had been entered into, representing an increase in 2.2% as compared to 2019. Mobile telephony service contracts represented a majority (74.2%) of such telecommunications service contracts, and corresponded to a density of 97.2 of mobile telephony per 100 individuals.

Agriculture and Livestock

Brazil’s agriculture and livestock sector is among the most productive and competitive in the world, according to the United States Department of Agriculture (“USDA”). Despite the slowdown in global agricultural trade, Brazilian agricultural exports’ share in the international market has been increasing, and Brazil is consolidating its position as one of the leading agricultural producers and exporters, according to the World Trade Organization. According to data from the USDA, Brazil is the largest producer and exporter in the world of coffee, soybeans and sugar.

The agriculture and livestock sector, which represents approximately 5.9% of Brazil’s GDP, expanded 2.0% in 2020, after an expansion of 0.6% in 2019. This increase in production can be attributed to positive performance in the agriculture sector, which was offset by the poor performance in the livestock sector.

In 2020, agricultural exports accounted for approximately US$100.7 billion, accounting for 48.1% of Brazil’s total exports, when compared to US$96.9 billion or 43.8% of Brazil’s total exports in 2019. Among the main products exported in 2020, soybeans accounted for 16.8% of Brazil’s total exports; meats accounted for 8.2% and forest products accounted for 5.5%.

THE FINANCIAL SYSTEM

General

Brazil’s financial system consists of public- and private-sector financial institutions. As of December 31, 2020, the Brazilian financial system included 157 private multi-service banks, 18 commercial banks, 9 investment banks, and numerous savings and loan, brokerage and leasing financial institutions. A significant portion of the activities of federal and state banks involves lending Federal Government funds to industrial, agricultural and building development companies.

The principal authorities that regulate Brazilian financial institutions are (i) the CMN, the highest-level federal agency responsible for Brazil’s monetary policy; (ii) the Central Bank, responsible for the implementation, regulation and supervision of the financial system; and (iii) the CVM, responsible for the development and regulation of the Brazilian capital markets.

In 2020, the average leverage of the Brazilian banking system was approximately 4.2 times shareholders’ equity, and Brazilian private sector financial institutions were generally well capitalized. Public sector banks, which play an important role in the Brazilian banking industry, accounted for 38.9% of the banking system’s total demand deposits and 40.2% of total assets as of December 2020.

Institutional Framework

Brazilian monetary and credit policies are formulated by the CMN with the principal objective of promoting Brazilian monetary stability, in addition to economic and social development. The CMN issues general guidelines for the operation of the national financial system and is responsible for (i) adapting the volume of money supply to the conditions of the economy; (ii) regulating the internal and external value of currency and the equilibrium of the balance of payments; (iii) guiding investments of funds of financial institutions; (iv) promoting the improvement of institutions and financial instruments; (v) ensuring liquidity and solvency of financial institutions; (vi) coordinating monetary, credit, budgetary and internal and external public debts; and (viii) setting inflation targets and tolerance intervals. The CMN is managed by its three members: the minister of finance, the secretary of finance and the president of the Central Bank.

The Central Bank is responsible for ensuring the stability of the Brazilian Real’s purchasing power and a solid and efficient financial system, and it implements the monetary, currency and credit policies established by the CMN. Within the Central Bank, COPOM establishes the guidelines for monetary policy and sets the short-term interest rate target. The Central Bank is managed by a board of directors. The president and each director are appointed by the president of the Republic, subject to confirmation by the Senate.

Monetary Policy and Money Supply

Selic

In the first half of 2020, COPOM lowered the Selic rate to 2.25% in total, in a series of four separate decisions made during the period (0.25%, 0.5%, 0.75%, 0.75%). In the second half of 2020, COPOM lowered the Selic rate by 0.25% in a single decision. By the end of 2020, the Selic rate was 2.0% per year, the lowest rate ever for Brazil.

Inflation

Brazil adopted an inflation-targeting monetary policy framework in 1999. The CMN sets annual inflation targets and tolerance intervals based on the IPCA, Brazil’s principal inflation index, while the Central Bank uses monetary policy instruments, principally the Selic rate, to achieve the inflation targets. The Selic rate is a market-determined overnight rate for operations with federal bonds that functions as Brazil’s basic interest rate.

The following table sets forth the IPCA for the periods indicated.

Table No. 14

Broad National Consumer Price Index (IPCA)

(Trailing Twelve Months)

2016 December	6.29
2017 December	2.95
2018 December	3.75
2019 December	4.31
2020 December	4.52

Source: IBGE.

As of December 31, 2020, accumulated IPCA for the previous 12 months was 4.52%, slightly above the accumulated IPCA of 4.31% registered in 2019. Food and Beverages exerted the biggest influence on the indexes over the year.

From 2006 to 2016, the CMN established an inflation target of 4.5%, with a tolerance level of plus or minus 2 percentage points. In 2017 the tolerance level was lowered to plus or minus 1.5 percentage points. As of 2018, the inflation target was, and will be, reduced by 0.25 percentage points per year until 2023. For 2020, the inflation target set by the CMN was 4.0% with a tolerance interval of plus or minus 1.5 percentage points. Historically, the Central Bank met its inflation targets in each year, with the exception of 2015 and 2017.

For 2021, the inflation target set by the CMN is 3.75% with a tolerance interval of plus or minus 1.5 percentage points.

For 2022, 2023 and 2024 the inflation targets are 3.50%, 3.25% and 3.00%, respectively, with a tolerance interval of plus or minus 1.5 percentage points.

Open Market Operations

The Central Bank periodically intervenes in the overnight funds market to provide liquidity and maintain the Selic rate near the target rate. Among other strategies to control liquidity levels, the Central Bank enters into open market transactions, including definitive or resale and repurchase agreements (operações compromissadas), which are indexed to the Selic rate.

Open market operations totaled R$1,235.8 billion (16.6% of GDP) in 2020, compared to R$951.5 billion (12.8% of GDP) in 2019.

Swap Transactions

As part of its implementation of monetary and foreign exchange policy, the Central Bank periodically enters into interest rate and foreign exchange swaps conducted through auctions in the Central Bank’s electronic system and recorded in the B3 systems. The Central Bank generally enters into two types of swap contracts: (i) exchange swaps with periodic adjustments (Swap Cambial com Ajuste Periódico), which are based on the difference between the effective interest rate of interbank deposits and the Brazilian Real-U.S. Dollar exchange rate; and (ii) exchange swaps with periodic adjustments based on one-day repurchase agreements, which are based on the difference between the Selic rate and the Brazilian Real-U.S. Dollar exchange rate. B3 assumes all credit risk arising from these swap transactions.

The amount of swaps increased from R$140.76 billion in December 2019 to R$302.5 billion in December 2020.

Reserve Requirements and Money Supply

The Central Bank sets mandatory reserve requirements for all depositary institutions, commercial banks, multi-service banks, investment banks, development banks and savings and loan financial institutions. These reserve requirements are applied to a wide range of banking activities and transactions, such as demand deposits, savings deposits, time deposits, debt assumption transactions, automatic reinvestment deposits, funding transactions, repurchase agreements and export notes. For example, financial institutions are generally required to deposit 21% of their average daily balance of demand deposits in excess of R$500 million in a non-interest-bearing account with the Central Bank.

The following table sets forth selected information regarding changes in the monetary base and money supply for the periods indicated.

Table No. 15

Percentage Increases/Decreases in Monetary Base and Money Supply

	2016	2017	2018	2019	2020
Monetary Base(1)	(3.1)%	5.9%	9.8%	1.8%	4.8%
M1(2)	(4.9)%	4.0%	5.7%	6.9%	9.1%
M2(3)	6.3%	3.8%	4.0%	10.4%	8.7%

(1)	“Monetary Base” represents Central Bank liabilities including, but not limited to, currency and deposits held by commercial banks.
(2)	“M1” represents currency plus demand deposits.
(3)	Preliminary data. “M2” represents M1 plus special interest-bearing deposits, savings deposits, and securities issued by custodian institutions.

Source: Central Bank.

Foreign Exchange Rates and Exchange Controls

Foreign Exchange Policy

The Brazilian foreign exchange system is structured to enable the Federal Government, through the Central Bank, to regulate and control foreign exchange transactions carried out in Brazil.

When a major imbalance in Brazil’s balance of payments occurs or is foreseeable, the Federal Government is authorized to temporarily impose restrictions on (i) the remittance to foreign investors of the proceeds of their investments in Brazil; and (ii) the conversion of Brazilian currency into foreign currencies. In addition, the Federal Government may take measures to control the inflow of foreign capital from time to time in order to minimize volatility, stabilize the exchange rate and reduce the effects of speculative activity.

One of the mechanisms through which the Federal Government controls inflows of foreign capital is the Financial Transactions Tax (Imposto sobre Operações Financeiras or “IOF”). The IOF is levied on credit transactions, foreign exchange transactions, insurance transactions and transactions involving securities at varying rates.

The following table sets forth certain information regarding Brazil’s foreign exchange transactions.

Table No. 16

Foreign Exchange Transactions

(In Millions of U.S. Dollars)

	2016	2017	2018	2019	2020
Commercial	47,309	52,924	47,740	17,475	23,250
Financial	(51,562)	(52,299)	(48,735)	(62,244)	(51,173)
Total	(4,252)	625	(995)	(44,768)	(27,923)

Note: Numbers may not total due to rounding.

Source: Central Bank.

Foreign Exchange Rates

In 1999, the Federal Government adopted a floating exchange rate for the Real. The following table sets forth certain exchange rate information reported by the Central Bank for the sale of U.S. Dollars, expressed in nominal Reais, for the periods indicated. The Federal Reserve Bank of New York does not report a noon buying rate for the Real.

Table No. 17

Commercial Exchange Rates

(R$/US$1.00 (Sell Side))

	2016	2017	2018	2019	2020
Average for Period(1)	3.48	3.19	3.66	3.95	5.16
End of Period	3.26	3.31	3.87	4.03	5.20
% Change (End of Period)	(16.5)%	1.5%	17.1%	4.0%	28.9%

Note: Numbers may not total due to rounding.

(1)	Weighted average of the exchange rates on business days during the period.

Source: Central Bank

Financial Institutions

Public Sector Financial Institutions

Brazil’s main public sector financial institutions are Banco do Brasil, BNDES and CEF.

Banco do Brasil. Banco do Brasil, one of Brazil’s largest multi-service banks, is a mixed-ownership company, with the Federal Government holding a majority of its voting shares. It primarily functions as a private multi-service bank, but also has some lending programs that implement certain CMN policies. It is also the principal mechanism through which the Federal Government implements its rural credit policy. Banco do Brasil is the main recipient of loans from the National Treasury and federal agencies. On December 31, 2020, Banco do Brasil (i) had assets of R$1.6 trillion; (ii) had a net worth of R$116.8 billion; and (iii) was the second largest bank in Latin America with respect to assets.

BNDES. BNDES, a development bank wholly owned by the Federal Government, is primarily engaged in providing medium and long-term financing to the Brazilian private sector. As of December 31, 2020, BNDES and entities under its control had assets of approximately R$798.4 billion and a net worth of approximately R$113.0 billion. In 2020, BNDES repaid R$16 billion of its outstanding loans to the National Treasury.

CEF. CEF is a savings bank, wholly owned by the Federal Government. It is primarily involved in deposit-taking and financing for housing and related infrastructure and may be used by the Federal Government to provide social services. Its main activities relate to raising funds through savings accounts, escrow and time deposits and investment in loans substantially linked to housing. CEF’s assets as of December 31, 2020, were approximately R$1.4 trillion, and its net worth as of the same date was approximately R$61.0 billion.

Other Financial Institutions.

Other federal financial institutions include the Bank of the Amazon (Banco da Amazônia), whose mission is to promote development in the Amazon region and the Bank of the Northeast of Brazil (Banco do Nordeste do Brasil), which is almost wholly owned by the Federal Government and has the mission of promoting sustainable development in northeastern Brazil.

Private Sector Financial Institutions

Brazil permits the establishment of multi-service banks, which are licensed to provide a full range of commercial banking, investment banking (including securities underwriting and trading), consumer financing and other services, including fund management and real estate finance.

Brazil’s private sector financial institutions include commercial banks, investment banks, multi-service banks and other financial institutions. Brazil’s 18 private sector commercial banks and 92 private multi-service banks with commercial portfolios are engaged in wholesale and retail banking. They are particularly active in taking demand deposits and lending for short-term working capital purposes. Brazil’s 9 private investment banks are engaged primarily in collecting time deposits, specialized lending and underwriting securities. As of December 31, 2020, the consolidated net worth of the private sector banking institutions in Brazil was R$580.4 billion.

Banking Supervision

The Central Bank implements the CMN’s currency and credit policies and supervises financial institutions according to the following objectives: (i) evaluate risks assumed by, and management capacity of, financial institutions; (ii) verify compliance with applicable norms and laws; (iii) stimulate the dissemination of information by financial institutions; and (iv) supervise conduct with the objective of combating financing of terrorists and preventing money laundering.

Along with public and private banking institutions, the Central Bank supervises credit, finance and investment companies; savings banks and credit unions, including stock exchanges; insurance and capitalization companies; and individuals or entities who carry out activities performed by financial institutions, among others. The Central Bank also oversees the operations of the national rural credit system and of the housing finance system, monitors the registration of foreign capital and exchange transactions and monitors the granting of credit to the public sector.

In addition, the Central Bank is responsible for maintaining financial stability in Brazilian markets. In 2011, the Central Bank created the Financial Stability Committee (Comitê de Estabilidade Financeira) with the main objective of monitoring financial stability and establishing guidelines and strategies to mitigate risks to the financial system, which include imposing adequate capital requirements, liquidity, savings deposit insurance and loan loss reserve requirements on regulated financial institutions, among other measures.

Financial System Solvency

Since 2010, the Central Bank has issued several resolutions and guidelines to implement the most recent recommendations of the Basel Committee on Banking Supervision regarding the capital structure of financial institutions (“Basel III”). Implementation of the new capital structure in Brazil commenced on October 1, 2013, and will follow the agreed international schedule until the completion of the process, in early 2022.

Results through 2020 of the Central Bank’s periodic stress tests of the Brazilian financial system indicate that it maintains adequate shock absorbing capacity as a result of its present capital levels.

Derivatives and Investment Securities

Derivatives and investment securities are subject to various financial reporting requirements issued by the Central Bank. Securities held by financial institutions are required to be classified into certain categories, with such classifications determining mark to market requirements and accounting treatment. Financial institutions are also subject to specific hedge accounting rules regarding derivatives transactions, including monthly mark-to-market (“OTC”) requirements, classification requirements, and requirements to disclose certain information, including strategy. The CMN authorizes financial institutions to enter a wide range of non-standard options in the over-the-counter market as long as the derivative is registered in the OTC market or in a system organized by authorized institutions.

Deposit Insurance

Since 1995, Brazil has maintained a deposit insurance system through the Credit Guarantee Fund (Fundo Garantidor de Crédito or “FGC”), a non-profit civil association that provides guaranties. The deposit insurance system protects creditors in the event of intervention, non-judicial liquidation, bankruptcy or other insolvency of an institution. With the exception of credit cooperatives, the participants in the FGC are all financial institutions and savings and loan associations.

The FGC, whose guaranties cover up to R$250,000 per person of covered claims, guarantees demand deposits, savings deposits, time deposits (in both book entry and certificated form), bills of exchange, real estate bonds, mortgage bonds and agribusiness credit bills, among other liabilities.

The CMN also allows financial institutions to issue Time Deposits with Special Guarantee (Depósitos a Prazo com Garantia Especial or “DPGE”), which are guaranteed by the FGC by up to R$20 million. The DPGEs serve as a key source of funds used by small- and medium-sized banks in Brazil.

As of December 31, 2020, the total equity of the FGC was R$85.4 billion.

Loan Loss Reserves

The CMN has a nine-category classification system for loans and other extensions of credit, which are assigned ratings ranging from AA to H based on perceived credit risk of the borrower or guarantor and the nature of the credit transaction. The ratings are initially assigned when the extension of credit is made and thereafter are re-evaluated on a monthly basis.

In 2020, the credit operations classified between E and H decreased from 7.3% in 2019 to 6.8% of the outstanding credit. The delinquency rate (percentage of operations in arrears for over 90 days) decreased to 2.0% in December 2020 compared to 2.8% in December 2019.

Foreign Currency Loans

Financial institutions in Brazil are permitted to borrow foreign currency-denominated funds in the international markets either through direct loans or through the issuance of debt securities. CMN Resolution No. 3,844, dated March 23, 2010, regulates the entry of foreign capital into Brazil, which must be registered with the Central Bank. Pursuant to the CMN resolution, financial institutions may borrow foreign currency-denominated funds in the international markets for the purpose of investment in the domestic market, without regard to minimum periods of amortization and retention of the funds in Brazil. Instead, other measures, such as the IOF, may be used to influence short-term capital flows.

Payment Settlement System

Payment orders in the Reserves Transfer System (Sistema de Transferência de Reservas) cannot be processed unless there is a sufficient balance in the paying institution’s reserve account. To avoid payment interruptions, the Central Bank introduced an intra-day credit line backed by National Treasury securities. There is no financial cost for this line, as long as repayment is made the same day; payments not made on the same day are treated as overnight loans for which a penalty rate is charged to the institution with the overdraft. This real-time gross settlement system is intended to prevent intra-day overdrafts from being created in the payment system.

Foreign Banks

Currently, foreign banks may only operate in Brazil with prior authorization by decree issued by the executive branch. Foreign banks are subject to the same rules, regulations and requirements applicable to Brazilian financial institutions.

As of December 31, 2020, there were 72 foreign-controlled or foreign-affiliated banks operating in Brazil and 14 banks in Brazil with significant foreign participation. As of December 2020, foreign bank participation reached 17.2% in total assets and 17.1% in shareholders’ equity of the Brazilian financial system.

Securities Markets

Securities Regulation

The CVM, an autonomous, independent and decentralized agency linked to the Federal Government, implements the policies of the CMN relating to the organization and operation of the Brazilian securities market. It is responsible for regulating Brazil’s stock exchanges, protecting investors and shareholders against fraud or manipulation with respect to securities traded on Brazilian stock exchanges and promulgating accounting and reporting rules to ensure public access to information on issuers and their traded securities. The CVM’s main objectives are to (i) promote the development of the stock market; (ii) promote the efficiency and regular operation of the stock and over-the-counter markets; (iii) protect the holders of securities and market investors against irregularities in the issuance of securities; (iv) ensure public access to information on traded securities and issuers; and (v) continuously monitor the activities and services of the securities market.

The Central Bank has licensing authority over brokerage firms and dealers and controls foreign investment and foreign exchange transactions.

Brazilian Stock Exchange

B3 S.A. – Brasil, Bolsa, Balcão (formerly BM&FBOVESPA) is one of the world’s largest financial market infrastructure providers by market value. B3 was established in March 2017 when the securities, commodities and futures exchange activities of BM&FBOVESPA were combined with the activities of Cetip, a provider of financial services for the organized OTC market.

The table below sets forth certain indicators of market activity on B3.

Table No. 18

Market Activity on B3

	2016		2017		2018		2019		2020
Number of Listed Companies		350		343		339		328		349
Market Capitalization (in billions of U.S. Dollars)	US$	743.3	US$	923.7	US$	911.9	US$	1,143.1	US$	951.9
Market Volume (1) (in billions of U.S. Dollars)	US$	566.6	US$	648.8	US$	773.9	US$	1,059.1	US$	1,423.1

(1)	Exchange rate (sell side) at the last business day of December 31 of each year.

Source: B3.

BALANCE OF PAYMENTS

The balance of payments records a country’s economic transactions with the rest of the world over a one-year period. The following table sets forth information regarding Brazil’s balance of payments for each of the periods indicated.

Table No. 19

Balance of Payments (1)

(In Millions of U.S. Dollars)

	2016	2017	2018	2019	2020
Current Account	(24,475)	(22,033)	(51,460)	(65,030)	(24,074)
Balance on Goods	44,544	57,325	43,376	26,547	32,370
Exports	184,267	218,001	239,522	225,800	210,707
Imports	139,723	160,676	196,147	199,253	178,337
Services	(30,602)	(38,324)	(35,996)	(35,489)	(20,633)
Primary Income Balance	(41,543)	(43,170)	(58,824)	(57,272)	(38,181)
Secondary Income Balance	3,126	2,136	(15)	1,184	2,370
Capital Account(2)	274	379	440	369	281
Financial Account	(16,093)	(17,075)	(52,342)	(64,357)	(21,780)
Direct Investment	(59,601)	(47,545)	(76,138)	(46,355)	(50,586)
Net acquisition of financial assets	14,694	21,341	2,025	22,820	(16,419)
Net incurrence of liabilities	74,295	68,886	78,163	69,174	34,167
Portfolio Investments	20,033	17,724	6,861	19,216	13,503
Net acquisition of financial assets	(599)	12,371	458	8,995	10,902
Net incurrence of liabilities	(20,632)	(5,353)	(6,403)	(10,221)	(2,601)
Financial derivatives and employee stock options	(969)	705	2,754	1,673	5,397
Other Investments	15,207	6,948	11,255	(12,836)	24,139
Net acquisition of financial assets	17,249	(2,261)	9,579	(2,562)	3,581
Net incurrence of liabilities	2,042	(9,209)	(1,676)	10,275	(20,558)
Reserve Assets	9,237	5,093	2,928	(26,056)	(14,232)
Net Errors and Omissions	8,109	4,579	(1,322)	304	2,014

Note:	Numbers may not total due to rounding.
(1)	Figures calculated in accordance with methodology set forth in the International Monetary Fund - Balance of Payments and International Investment Position Manual - Sixth Edition (IMF BPM6).
(2)	Includes migrant transfers.

Source: Central Bank.

Current Account

Brazil has had current account deficits since 2008. In 2020, the current account deficit represented 1.7% of GDP, a decrease from the 3.5% of GDP deficit registered in 2019. This decrease was partially driven by a stronger trade balance in 2020, registering a surplus of US$32.4 billion, in comparison with a US$26.5 billion surplus in 2019.

Balance of Goods

The following table provides information on the principal foreign trade indicators for the periods specified.

Table No. 20

Principal Foreign Trade Indicators

	2016	2017	2018	2019	2020
Exports
$ in millions	184,267	218,001	239,522	225,800	210,707
% change (1)	(15.2)%	18.3%	9.9%	(5.7)%	(6.7)%
% of GDP	10.2%	10.6%	12.5%	12.0%	14.6%
1,000 tons	644,892	691,743	705,550	678,108	697,447
% change(3)	1.4%	7.3%	2.0%	(3.9)%	2.9%
Imports
$ in millions	139,723	160,676	196,147	199,253	178,337
% change(1)	(19.0)%	15.0%	22.1%	1.6%	(10.5)%
% of GDP	7.8%	7.8%	10.2%	10.6%	12.3%
1,000 tons	138,412	147,377	151,392	153,405	143,980
% change(3)	(5.5)%	6.5%	2.7%	1.3%	(6.1)%
Exports/Imports(2)	(1.3)	(1.4)	(1.2)	(1.1)	(1.2)
Trade Balance
$ in millions	44,544	57,325	43,376	26,547	32,370
% change(1)	155.3%	28.7%	(24.3)%	(38.8)%	21.9%
% of GDP	2.5%	2.8%	2.3%	1.4%	2.2%
GDP ($ in millions )	1,800,134	2,063,185	1,916,213	1,877,335	1,444,167

Note: Numbers may not total due to rounding.

(1)	Percentage change from previous year.
(2)	Percentage change in volume, by weight.
(3)	Exports divided by imports.

Source: Central Bank and Ministry of the Economy.

Exports

Since 2009, the largest market for Brazilian products has been Asia, followed by the European Union. The following table sets forth certain information regarding the destination of Brazil’s exports for the periods indicated.

Table No. 21

Exports by Region (FOB Brazil) (1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2016		2017		2018		2019		2020
Asia (ex-Middle Eastern)	60,612	33.8%	77,838	36.2%	91,931	39.6%	93,231	42.2%	99,253	47.4%
China, Hong Kong and Macau	37,395	20.8%	50,173	23.3%	66,680	28.8%	65,840	29.8%	70,121	33.5%
ASEAN (1)	9,091	5.1%	10,210	4.7%	10,361	4.5%	11,848	5.4%	14,183	6.8%
Others	6,641	3.7%	9,116	4.2%	7,129	3.1%	6,662	3.0%	7,060	3.4%
Japan	4,604	2.6%	5,261	2.4%	4,321	1.9%	5,432	2.5%	4,127	2.0%
South Korea	2,881	1.6%	3,077	1.4%	3,439	1.5%	3,450	1.6%	3,762	1.8%
Europe	35,632	19.8%	39,684	18.5%	43,469	18.7%	39,533	17.9%	37,317	17.8%
European Union	27,147	15.1%	30,211	14.1%	34,292	14.8%	29,968	13.6%	27,642	13.2%
Others	6,185	3.4%	6,737	3.1%	7,522	3.2%	7,947	3.6%	8,152	3.9%
Russia	2,300	1.3%	2,737	1.3%	1,655	0.7%	1,619	0.7%	1,524	0.7%
South America	30,034	16.7%	35,248	16.4%	35,167	15.2%	27,952	12.6%	22,659	10.8%
Mercosul	18,382	10.2%	22,613	10.5%	20,833	9.0%	14,749	6.7%	12,403	5.9%
Andean Community of Nations	6,261	3.5%	7,096	3.3%	7,315	3.2%	7,560	3.4%	5,575	2.7%
Others	5,391	3.0%	5,539	2.6%	7,019	3.0%	5,642	2.6%	4,681	2.2%
North America	29,334	16.3%	34,106	15.9%	36,555	15.8%	37,996	17.2%	29,530	14.1%
United States of America	23,155	12.9%	26,872	12.5%	28,697	12.4%	29,716	13.4%	21,471	10.3%
Mexico	3,813	2.1%	4,514	2.1%	4,505	1.9%	4,898	2.2%	3,829	1.8%
Canada	2,366	1.3%	2,719	1.3%	3,353	1.4%	3,382	1.5%	4,230	2.0%
Middle Eastern	10,146	5.7%	11,671	5.4%	9,769	4.2%	10,812	4.9%	8,797	4.2%
Africa	7,831	4.4%	9,393	4.4%	8,101	3.5%	7,536	3.4%	7,865	3.8%
Central America and Caribbean	3,670	2.0%	4,241	2.0%	4,366	1.9%	3,282	1.5%	2,937	1.4%
Non-Declared	1,731	1.0%	2,240	1.0%	1,839	0.8%	15	0.0%	10	0.0%
Oceania	534	0.3%	567	0.3%	694	0.3%	770	0.3%	812	0.4%
Total	179,526	100.0%	214,988	100.0%	231,890	100.0%	221,127	100.0%	209,180	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the MERCOSUL Common Nomenclature (Nomenclatura Comum do MERCOSUL or “NCM”).
(2)	Percentages of total exports.
(3)	Association of Southeast Asian Nations.

Source: Ministry of the Economy.

The following table sets forth certain information regarding exports by product categories.

Table No. 22

Brazilian Exports (FOB) (1)

(In Millions of U.S. Dollars, except for percentages(2))

	2016		2017		2018		2019		2020
Agriculture	31,179	17.4%	38,572	17.9%	45,697	19.7%	43,047	19.5%	45,155	21.6%
Mining and quarrying	26,622	14.8%	39,736	18.5%	49,598	21.4%	50,585	22.9%	49,052	23.4%
Manufacturing	118,778	66.2%	133,138	61.9%	133,327	57.5%	126,361	57.1%	114,073	54.5%
Other Products	2,948	1.6%	3,543	1.6%	3,268	1.4%	1,134	0.5%	901	0.4%
Total	179,526	100.0%	214,988	100.0%	231,890	100.0%	221,127	100.0%	209,180	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the Brazilian adoption of the International Standard Industrial Classification of All Economic Activities (ISIC)
(2)	Percentages of total exports.

Source: Ministry of the Economy.

The following table sets forth certain information regarding exports by major commodity groups for the periods indicated.

Table No. 23

Exports (FOB Brazil)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2016		2017		2018		2019		2020
Livestock and Animal Products	13,900	7.7%	15,380	7.2%	15,010	6.5%	16,889	7.6%	17,198	8.2%
Vegetable Products	29,991	16.7%	37,256	17.3%	43,851	18.9%	40,437	18.3%	42,307	20.2%
Oils, Fat and Waxes of Animals and Plants	1,251	0.7%	1,441	0.7%	1,403	0.6%	1,031	0.5%	1,215	0.6%
Food, Beverage and Tobacco	24,433	13.6%	25,186	11.7%	21,899	9.4%	19,903	9.0%	22,767	10.9%
Mineral Products	28,062	15.6%	41,803	19.4%	53,981	23.3%	56,723	25.7%	54,339	26.0%
Chemical Products and Derivatives	9,207	5.1%	10,629	4.9%	10,803	4.7%	10,174	4.6%	8,943	4.3%
Plastic and Rubber, and Derivatives	4,982	2.8%	5,346	2.5%	5,065	2.2%	4,705	2.1%	3,858	1.8%
Fur, Leather and Derivatives	2,148	1.2%	2,007	0.9%	1,523	0.7%	1,232	0.6%	1,040	0.5%
Wood, Wood Charcoal and Derivatives	2,363	1.3%	2,781	1.3%	3,145	1.4%	2,905	1.3%	3,140	1.5%
Paste of Wood, Paper and Derivatives	7,496	4.2%	8,315	3.9%	10,342	4.5%	9,535	4.3%	7,773	3.7%
Textile Materials and Derivatives	2,199	1.2%	2,352	1.1%	2,624	1.1%	3,556	1.6%	4,039	1.9%
Shoes, Hats, Etc	1,169	0.7%	1,283	0.6%	1,140	0.5%	1,097	0.5%	746	0.4%
Articles of Stone, Ceramic, Glass, Etc	1,847	1.0%	1,883	0.9%	1,870	0.8%	1,722	0.8%	1,586	0.8%
Natural Pearls, Precious Stones, Etc	3,376	1.9%	3,306	1.5%	3,346	1.4%	4,245	1.9%	5,469	2.6%
Common Metals and Derivatives	12,137	6.8%	15,234	7.1%	16,514	7.1%	15,362	6.9%	12,189	5.8%
Machineries and Equipments, Electric Materials, Etc	14,245	7.9%	16,650	7.7%	17,787	7.7%	15,649	7.1%	11,299	5.4%
Transport Materials	16,258	9.1%	18,941	8.8%	16,707	7.2%	13,180	6.0%	9,286	4.4%
Scientific Instruments and Equipments	858	0.5%	930	0.4%	1,009	0.4%	1,044	0.5%	675	0.3%
Weapons and Ammunition	343	0.2%	476	0.2%	343	0.1%	368	0.2%	314	0.2%
Goods and Diverse Products	938	0.5%	932	0.4%	979	0.4%	973	0.4%	937	0.4%
Objects of Art, Collection and Antiques	198	0.1%	188	0.1%	326	0.1%	389	0.2%	60	0.0%
Special Transactions	2,125	1.2%	2,670	1.2%	2,222	1.0%	8	0.0%	0	0.0%
Total	179,526	100.0%	214,988	100.0%	231,890	100.0%	221,127	100.0%	209,180	100%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total exports.

Source: Ministry of the Economy.

In 2020, soy products exports represented 13.7% of all Brazilian exports and iron ores and concentrates exports represented 11.6% of all Brazilian exports. These items are exported to a wide range of commercial partners, with China being the most significant in volume.

To provide export financing under the terms and conditions prevailing in the international market, the Federal Government established the Export Financing Program (Programa de Financiamento às Exportações or “PROEX”). There are two forms of credit assistance available under the program: direct financing and interest rate equalization. Direct financing can be provided to Brazilian exporters (supplier’s credit) or to foreign importers (buyer’s credit); direct financing may also be provided for the production of goods and services for export. Interest rate equalization is a form of credit assistance through which PROEX pays for part of the charges associated with a loan granted by another financial institution through equalization payments, making the net financial burden of the loan compatible with those available on the international market. The financing period of the program ranges from 60 days to 15 years.

The PROEX budget for 2021 is approximately R$2.9 billion, compared to R$2.7 billion in 2020.

Imports

The following table set forth certain information regarding the sources of Brazil’s imports for the periods indicated.

Table No. 24

Imports by Region (FOB Brazil)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2016		2017		2018		2019		2020
Asia (ex-Middle Eastern)	43,236	31.0%	50,444	31.7%	60,726	32.8%	62,552	33.6%	57,930	36.5%
China, Hong Kong and Macau	23,819	17.1%	28,137	17.7%	35,887	19.4%	36,640	19.7%	35,371	22.3%
ASEAN (1)	6,004	4.3%	7,620	4.8%	8,007	4.3%	8,943	4.8%	7,276	4.6%
Others	4,393	3.2%	5,345	3.4%	6,507	3.5%	7,180	3.9%	6,595	4.2%
Japan	3,566	2.6%	4,069	2.6%	4,849	2.6%	4,740	2.5%	4,191	2.6%
South Korea	5,454	3.9%	5,273	3.3%	5,475	3.0%	5,050	2.7%	4,497	2.8%
Europe	36,474	26.2%	40,672	25.6%	45,728	24.7%	45,981	24.7%	39,342	24.8%
European Union	28,785	20.7%	31,873	20.1%	35,638	19.2%	34,943	18.8%	30,318	19.1%
Others	5,668	4.1%	6,134	3.9%	6,687	3.6%	7,323	3.9%	6,276	4.0%
Russia	2,021	1.5%	2,666	1.7%	3,403	1.8%	3,716	2.0%	2,747	1.7%
South America	20,266	14.5%	21,892	13.8%	23,923	12.9%	22,258	12.0%	18,180	11.4%
Mercosul	13,316	9.6%	13,560	8.5%	15,088	8.1%	14,568	7.8%	11,980	7.5%
Andean Community of Nations	3,634	2.6%	4,480	2.8%	5,281	2.8%	4,432	2.4%	3,211	2.0%
Others	3,316	2.4%	3,852	2.4%	3,554	1.9%	3,258	1.8%	2,989	1.9%
North America	29,210	21.0%	34,062	21.4%	40,488	21.8%	42,318	22.8%	33,662	21.2%
United States of America	23,816	17.1%	27,810	17.5%	32,831	17.7%	34,774	18.7%	27,876	17.6%
Mexico	3,528	2.5%	4,411	2.8%	5,281	2.8%	5,106	2.7%	3,862	2.4%
Canada	1,865	1.3%	1,840	1.2%	2,376	1.3%	2,437	1.3%	1,923	1.2%
Middle Eastern	3,570	2.6%	3,973	2.5%	5,190	2.8%	5,101	2.7%	4,337	2.7%
Africa	4,601	3.3%	5,547	3.5%	6,624	3.6%	5,596	3.0%	3,664	2.3%
Central America and Caribbean	779	0.6%	687	0.4%	1,108	0.6%	751	0.4%	787	0.5%
Oceania	300	0.2%	241	0.2%	346	0.2%	346	0.2%	249	0.2%
Non-declared	887	0.6%	1,432	0.9%	1,189	0.6%	1,026	0.6%	636	0.4%
Total	139,321	100.0%	158,951	100.0%	185,322	100.0%	185,928	100.0%	158,787	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.
(3)	Association of Southeast Asian Nations.

Source: Ministry of the Economy.

By virtue of being a member country of the Mercosul, Brazil is charged a tariff that can vary 2 percentage points from 0% up to 20% (“Mercosul Common Customs Tariff”, Tarifa Externa Comum or “TEC”). However, member countries are entitled to a list of products that, at their discretion, will temporarily not be subject to the TEC. The list of exceptions allowed to each member country are as follows: Argentina, up to 100 products until December 31, 2021; Brazil, up to 100 products until December 31, 2021; Paraguay, up to 649 products until December 31, 2023; and Uruguay, up to 225 products until December 31, 2022. For such products included in the list of exceptions, each member country may impose higher or lower tariffs, as compared to the TEC. The maximum import tariff imposed by Brazil on products included in the list of exceptions was 55%. Up to 20% of the products on the list can be changed every six months. Venezuela has been suspended from Mercosul since December 1, 2016.

The following table sets forth certain information regarding imports by end-use category.

Table No. 25

Brazilian Imports (FOB)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2016		2017		2018		2019		2020
Capital Goods	18,368	13.2%	16,902	10.6%	23,853	12.9%	25,673	13.8%	24,200	15.2%
Consumption Goods	21,748	15.6%	23,353	14.7%	25,628	13.8%	24,817	13.3%	21,175	13.3%
Oil and Fuel	14,139	10.1%	19,221	12.1%	23,674	12.8%	22,170	11.9%	13,935	8.8%
Intermediate Goods	84,944	61.0%	99,366	62.5%	111,997	60.4%	113,138	60.9%	99,416	62.6%
Total	122	0.1%	109	0.1%	169	0.1%	129	0.1%	61	0.0%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.

Source: Central Bank, with underlying information provided by Ministry of the Economy.

The following table sets forth certain information regarding imports by major commodity groups for the periods indicated.

Table No. 26

Imports (FOB Brazil)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2016		2017		2018		2019		2020
Livestock and Animal Products	2,227	1.6%	2,417	1.5%	2,335	1.3%	2,252	1.2%	1,929	1.2%
Vegetable Products	5,061	3.6%	4,250	2.7%	4,227	2.3%	4,564	2.5%	4,649	2.9%
Oils, Fat and Waxes of Animals and Plants	901	0.6%	1,036	0.7%	1,069	0.6%	915	0.5%	1,226	0.8%
Food, Beverage and Tobacco	2,790	2.0%	3,500	2.2%	3,416	1.8%	3,223	1.7%	2,966	1.9%
Mineral Products	18,384	13.2%	25,010	15.7%	29,809	16.1%	27,344	14.7%	16,839	10.6%
Chemical Products and Derivatives	28,947	20.8%	31,349	19.7%	36,732	19.8%	37,904	20.4%	35,635	22.4%
Plastic and Rubber, and Derivatives	8,393	6.0%	9,767	6.1%	10,576	5.7%	10,399	5.6%	9,288	5.8%
Fur, Leather and Derivatives	363	0.3%	479	0.3%	488	0.3%	498	0.3%	307	0.2%
Wood, Wood Charcoal and Derivatives	111	0.1%	110	0.1%	117	0.1%	125	0.1%	120	0.1%
Paste of Wood, Paper and Derivatives	1,169	0.8%	1,187	0.7%	1,230	0.7%	1,187	0.6%	968	0.6%
Textile Materials and Derivatives	4,213	3.0%	5,097	3.2%	5,600	3.0%	5,407	2.9%	4,345	2.7%
Shoes, Hats, Etc	492	0.4%	512	0.3%	528	0.3%	550	0.3%	427	0.3%
Articles of Stone, Ceramic, Glass, Etc	965	0.7%	1,108	0.7%	1,251	0.7%	1,322	0.7%	1,237	0.8%
Natural Pearls, Precious Stones, Etc	378	0.3%	437	0.3%	588	0.3%	759	0.4%	731	0.5%
Common Metals and Derivatives	7,344	5.3%	8,947	5.6%	10,993	5.9%	10,826	5.8%	9,811	6.2%
Machineries and Equipments, Electric Materials, Etc	38,077	27.3%	42,529	26.8%	46,733	25.2%	49,521	26.6%	45,253	28.5%
Transport Materials	12,981	9.3%	14,019	8.8%	21,342	11.5%	20,799	11.2%	15,883	10.0%
Scientific Instruments and Equipments	4,962	3.6%	5,377	3.4%	6,186	3.3%	6,235	3.4%	5,397	3.4%

	2016		2017		2018		2019		2020
Weapons and Ammunition	36	0.0%	28	0.0%	77	0.0%	57	0.0%	132	0.1%
Goods and Diverse Products	1,516	1.1%	1,779	1.1%	1,998	1.1%	2,014	1.1%	1,636	1.0%
Objects of Art, Collection and Antiques	13	0.0%	14	0.0%	27	0.0%	26	0.0%	8	0.0%
Special Transactions	139,321	100.0%	158,951	100.0%	185,322	100.0%	185,928	100.0%	158,787	100%
Total	2,227	1.6%	2,417	1.5%	2,335	1.3%	2,252	1.2%	1,929	1.2%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.

Source: Ministry of the Economy.

Financial Account

Foreign Investment

In 2020, direct investment inflows in Brazil were widely spread among the various economic activity sectors and the volume of inflows was at an adequate level to finance the current account deficit. Foreign direct investment in 2020 totaled U.S.$50.6 billion (3.5% of the GDP).

The following table sets forth information regarding foreign direct and portfolio investment in Brazil for each of the years indicated.

Table No. 27

Foreign Direct and Portfolio Investment in Brazil(1)

(In Millions of U.S. Dollars)

	2016	2017	2018	2019	2020
Portfolio (1)
Net Acquisition of Financial Assets	(599)	12,371	458	8,995	10,902
Net Incurrence of Liabilities	(20,632)	(5,353)	(6,403)	(10,221)	(2,601)
Total	20,033	17,724	6,861	19,216	13,503
Direct (2)
Net Acquisition of Financial Assets	14,694	21,341	2,025	22,820	(16,419)
Net Incurrence of Liabilities	74,295	68,885	78,163	69,174	34,167
Total	(59,601)	(47,545)	(76,138)	(46,355)	(50,586)

Note: Numbers may not total due to rounding.

(1)	Figures calculated in accordance with methodology set forth in the IMF BPM6.

Source: Central Bank.

Other than in 2013 and 2014, external financing needs (which are defined as the difference between the current account deficit and net foreign direct investment) have generally been negative since January 2002, as rising foreign direct investments have been greater than the current account deficit.

The following table sets forth the external financing needs of Brazil for each of the years indicated.

Table No. 28

External Financing Needs

(In Millions of U.S. Dollars)

	2016	2017	2018	2019	2020
Current Account Deficit	24,475	22,033	51,460	65,030	24,074
Foreign Direct Investment	74,295	68,886	78,163	69,174	34,167
External Financial Needs	(49,819)	(46,852)	(26,703)	(4,144)	(10,093)

Note: Numbers may not total due to rounding.

Source: Central Bank.

Reserve Assets

International Reserves

The Central Bank publishes the volume of international reserves using two metrics: cash (the most commonly used metric) and international liquidity. The international liquidity metric includes U.S. Dollars receivable by the Central Bank from banks as a result of loans that the Central Bank issued in foreign currency during the last major international financial crisis. These transactions are not included in the cash metric.

The following table sets forth Brazil’s international reserves, according to the international liquidity metric for calculating international reserves.

Table No. 29

International Reserves (International Liquidity Metric)

(In Millions of U.S. Dollars)

	2016	2017	2018	2019	2020
Total Official Reserves	365,016	373,972	374,715	356,884	355,620

Source: Central Bank

The following table sets forth certain information regarding Brazil’s international reserves, according to the cash metric for calculating international reserves, for each of the years indicated below.

Table No. 30

International Reserves (Cash Metric)

(In Millions of U.S. Dollars)

	As of December 31, 2020
	2016	2017	2018	2019	2020
Total Gold and Foreign Exchange	356,361	361,661	364,141	342,641	336,101
Gold (1)	2,510	2,816	2,781	3,296	4,101
Foreign Exchange	353,851	358,846	361,360	339,345	332,000
Special Drawing Rights	3,493	3,712	4,046	4,050	4,234
Other reserve assets	2,943	6,600	4,184	7,145	10,706
Total Official Reserves	365,016	373,972	374,715	356,884	355,620

Note: Numbers may not total due to rounding.

(1)	Includes available financial gold inventory plus time deposits.

Source: Central Bank.

PUBLIC FINANCE

General

Brazil’s consolidated public sector account includes the accounts of the three tiers of government (federal, state and municipal), the Central Bank and the public Social Security System.

Consolidated Public Sector Fiscal Performance

The primary goals of the Federal Government’s fiscal policy are to promote the balanced management of public resources, to ensure the maintenance of economic stability and sustained growth and to be socially equitable. To fulfill its goals, acting in accordance with the monetary, credit and exchange policies, the Federal Government seeks to create the necessary conditions for the gradual decline of Brazil’s Public Sector Net Debt to GDP ratio, the reduction of Brazil’s interest rates and the improvement of Brazil’s public debt profile. Accordingly, every year, a primary balance target is established with the goal of ensuring the economic conditions necessary for the maintenance of sustained growth, which includes the long-term sustainability of public debt. The primary balance targets are fixed in nominal terms.

The budgetary guidelines law for 2020 (the “2020 Budgetary Guidelines”) had originally established a negative primary balance target of R$118.9 billion for the consolidated public sector in 2020. However, due to COVID-19 pandemic, the target was changed to R$856.5 billion. Of this amount, a deficit of (i) R$855.5 billion (11.9% of estimated GDP) corresponded to the Central Government; and (ii) R$1.0 billion corresponded to public enterprises. The 2020 targets were waived by Congress in response to COVID-19.

Fiscal Balance

Brazil measures both an overall balance and a primary balance, calculated according to the official statistical guidelines of the IMF. The overall balance is the difference between Brazil’s aggregate revenue (including investments) and total expenditures (including interest costs) in a given period (“Public Sector Borrowing Requirements”). The primary balance is the overall balance excluding nominal interest payments levied on net debt.

The following table sets forth the Public Sector Borrowing Requirements for the five-year period ending on December 31, 2020.

Table No. 31

Public Sector Borrowing Requirements(1)

(In Billions of Reais (R$), Except Percentages(2))

	2016		2017		2018		2019		2020
	R$	% of GDP	R$	% of GDP	R$	% of GDP	R$	% of GDP	R$	% of GDP
Overall	562.8	9.0%	511.4	7.8%	487.4	7.0%	429.2	5.8%	1,015.4	13.6%
Central Government	477.8	7.6%	459.3	7.0%	426.5	6.1%	399.0	5.4%	1,011.9	13.6%
Federal Government (3)	481.7	7.7%	503.9	7.7%	500.9	7.2%	413.0	5.6%	1,029.9	13.8%
Central Bank	(3.9)	(0.1)%	(44.5)	(0.7)%	(74.4)	(1.1)%	(14.0)	(0.2)%	(17.9)	(0.2)%
Regional Governments	78.4	1.3%	46.8	0.7%	59.4	0.8%	36.0	0.5%	1.1	0.0%
Public Enterprises (4)	6.6	0.1%	5.2	0.1%	1.6	0.0%	(5.9)	(0.1)%	2.4	0.0%
Nominal Interest	407.0	6.5%	400.8	6.1%	379.2	5.4%	367.3	5.0%	312.4	4.2%
Central Government	318.4	5.1%	340.9	5.2%	310.3	4.4%	310.1	4.2%	266.7	3.6%
Federal Government (3)	323.2	5.2%	386.2	5.9%	385.4	5.5%	324.7	4.4%	285.2	3.8%
Central Bank	(4.9)	(0.1)%	(45.3)	(0.7)%	(75.1)	(1.1)%	(14.6)	(0.2)%	(18.5)	(0.2)%
Regional Governments	83.1	1.3%	54.3	0.8%	62.9	0.9%	51.2	0.7%	39.8	0.5%
Public Enterprises (4)	5.6	0.1%	5.6	0.1%	6.0	0.1%	6.0	0.1%	6.0	0.1%
Primary	155.8	2.5%	110.6	1.7%	108.3	1.5%	61.9	0.8%	703.0	9.4%
Central Government	159.5	2.5%	118.4	1.8%	116.2	1.7%	88.9	1.2%	745.3	10.0%
Federal Government	8.8	0.1%	(64.8)	(1.0)%	(79.7)	(1.1)%	(124.9)	(1.7)%	485.6	6.5%
Central Bank	1.0	0.0%	0.8	0.0%	0.7	0.0%	0.6	0.0%	0.5	0.0%
Social Security	149.7	2.4%	182.4	2.8%	195.2	2.8%	213.2	2.9%	259.1	3.5%
Regional Governments	(4.7)	(0.1)%	(7.5)	(0.1)%	(3.5)	0.0%	(15.2)	(0.2)%	(38.7)	(0.5)%
Public Enterprises (4)	1.0	0.0%	(0.4)	0.0%	(4.4)	(0.1)%	(11.8)	(0.2)%	(3.6)	0.0%
GDP	6,269.3	—	6,585.5	—	7,004.1	—	7,407.0	—	7,447.9	—

Note: Numbers may not total due to rounding.

(1)

Calculated using the “below the line” financial method, with respect to changes in public sector’s total net debt (domestic or external). Surpluses are represented by negative numbers and deficits are represented by positive numbers.

(2)	Percentages of GDP.
(3)	Includes Social Security System.
(4)	Excludes Petrobras and Eletrobras.

Source: Central Bank.

Ceiling on Public Spending

In December 2016, the Federal Government established a ceiling on public spending for twenty fiscal years. This ceiling limits spending to the expenses incurred the prior year, adjusted for inflation. Noncompliance with the ceiling triggers limitations on government spending, including staff promotions, hiring or contracting additional debt.

Budget Process

The Constitution guarantees the funding of three types of government expenditures: revenue-sharing with states and municipalities; salaries and pensions for government employees; and repayment of public debt.

The Constitution requires that three laws be passed as part of the budget process: the Multi-Year Plan (Plano Plurianual), the Budgetary Guidelines (Lei de Diretrizes Orçamentárias) and the Annual Budget. The budget processes at the state and municipal levels are substantially similar.

Multi-Year Plan

The Multi-Year Plan sets government priorities for a four-year period and must contain the Federal Government’s expenditure goals. The Multi-Year Plan is initiated by the executive branch and coordinated by the Secretariat of Planning and Strategic Investments (Secretaria de Planejamento e Investimento Estratégico or “SPI”). The Multi-Year Plan proposal must be submitted to the National Congress by August 31 of the first year of a presidential term. It becomes effective in the second year of the presidential term and expires in the first year of the next presidential term.

The Multi-Year Plan for the years 2020 through 2023 suggested an investment of over R$6.8 trillion. The financing of this investment would come from the Annual Budget, the state-owned enterprises investment budget and other sources of funds such as tax waivers, global expenditure plans, government credit agencies and public-private partnerships.

Budgetary Guidelines

The Budgetary Guidelines set the macroeconomic and fiscal targets for the Federal Government and non-financial enterprises. Additionally, the Budgetary Guidelines include historical data about how the budget was executed in the preceding two fiscal years and projections for the following two years.

The Budgetary Guidelines are initiated by the National Treasury, the SOF and the SPI, all part of the Ministry of the Economy, and then it was sent to the President for potential revisions. The proposal must be submitted to the National Congress by April 15 of each year. The National Congress may approve the proposal or alter any item before the Budgetary Guidelines must be submitted to the President by July 17 of each year. The President may veto any provision, but the National Congress may override the Presidential veto by a two-thirds majority vote.

Annual Budget

The Budgetary Guidelines provide a basis for preparing the Annual Budget. After conferral with each ministry, the SOF finalizes a federal budget proposal and submits it to the President, who may revise the proposal. The President must submit the Annual Budget proposal to the National Congress by August 31 of each year. By December 22 of each year, the National Congress must submit to the President its approved budget. It may propose revisions but may not alter items relating to the payment of external debt incurred by the Federal Government. The President is granted fifteen days to review and sign the budget, and the approved Annual Budget becomes effective as of January 1st of the following year. The presidential veto process mirrors the veto process for the Budgetary Guidelines.

The President must implement a budget implementation decree (Decreto de Programação Orçamentário-Financeiro) within 30 days of National Congress’ enactment of the annual budget. The implementation decree provides a monthly schedule of revenues and expenditures, which can be subsequently revised every two months in light of actual revenues. Within 30 days after the end of each two-month period, the Federal Government publishes a summary report of the budget execution and an evaluation report on revenues and expenditures. If the Federal Government finds that certain budgeted amounts may prevent achievement of the primary balance target, it will limit expenditures accordingly.

Petrobras and Eletrobras

Petrobras, the state-controlled oil company, which historically accounted for approximately 0.5% of the primary balance of the federal budget in nominal terms, was removed from the calculation of the primary balance beginning in 2009. Eletrobras, the state-controlled electricity holding company, which historically accounted for approximately 0.2% of the primary balance of the federal budget in nominal terms, was also removed from the calculation of the primary balance in 2010. Petrobras and Eletrobras were removed to avoid distortions in the companies’ management decisions.

2021 Budget

For information on the budget for 2021, please refer to “2021 Budget” in the “Recent Developments” section.

Federal Government Programs

Investment Partnership Program

The PPI executes high priority infrastructure projects, whereby partnerships between the Federal Government and private investors and operators are fostered. Under the PPI, private investors are responsible for funding at least 20% of each project, with the remaining funds coming from certain loans and debt issuances.

In 2020, several PPI projects were awarded to private operators, totaling R$7.4 billion in revenues and R$42 billion in investments in the infrastructure sector. Around 129 additional projects are expected to be awarded in 2021, with estimated investments of R$445 billion.

Taxation and Revenue Sharing Systems

The Federal Government collects taxes on personal and corporate income, industrial products (through the Imposto sobre Produtos Industrializados or “IPI”), rural property (through the Imposto sobre a Propriedade Territorial Rural or “ITR”), financial transactions (through the IOF), Social Security and import and export tariffs. States and the Federal District collect taxes on motor vehicles, circulation of goods and services and transfers of property rights, while municipalities collect taxes on urban property, services and transfers of property rights.

The gross tax burden in 2019 was 33.2% of GDP, as compared to 33.3% of GDP in 2018. The total amount of tax revenue collected in 2019 was R$2,408.4 billion. Of this amount, 67.1% was collected by the Federal Government, 26.1% was collected by the states and 6.8% was collected by municipalities. Taxes in 2019 were derived mainly from the Tax on the Circulation of Goods and Transportation and Communication Services (Imposto sobre Operações relativas à Circulação de Mercadorias e sobre Prestações de Serviços de Transporte Interestadual e Intermunicipal e de Comunicação or “ICMS”) (21.13%); the Federal Income Tax (Imposto de Renda or “Income Tax”) (19.0%); Social Security tax (Instituto Nacional da Seguridade Social or “Social Security”) (16.5%); and the Contribution for the Financing of Social Security (Contribuição para Financiamento da Seguridade Social or “COFINS”) (9.9%). Comparable tax data for 2020 is not yet available as of the date of this report.

On July 21, 2020, the Ministry of the Economy delivered to the National Congress the first part of the Tax Reform Proposal (Proposta da Reforma Tributária) focused on simplification, cost reduction and transparency of the Brazilian Tax system as well as avoiding tax evasion and creating more jobs and investment in the Brazilian economy. The Tax Reform Proposal includes the creation of a value-added tax called the Contribution on Goods and Services (Contribuiçao sobre bens e serviços or “CBS”) to replace contributions to the Social Integration and Public Servant Heritage Program (Programa de Integração Social e de Formação do Patrimônio do Servidor Público or “PIS/PASEP”) and COFINS.

Income Tax

Brazil’s individual Income Tax rates for 2020 are progressive and are at the following rates: 0%, 7.5%, 15%, 22.5% and 27.5%. The minimum taxable annual income is currently R$28,559.70. Brazil offers only a limited number of tax deductions.

For corporate and other legal entities, the basic tax rate is 15%. The surtax on taxable net income exceeding R$20,000 is 10%. The tax related to social welfare (Contribuição Social Sobre o Lucro Líquido or “CSLL”) levied on net profit is 9% with respect to business entities in general. For financial institutions, CSLL levied on net profit is 15%.

For financial transactions on the fixed and variable income market, the income tax rates for Brazilian citizens are progressive at the following rates: 15% for investments with terms longer than 720 days; 17.5% for investments with terms of up to 720 days; 20% for investments with terms of up to 360 days and 22.5% for investments with terms of up to 180 days.

Tax treatment of non-resident investors in Brazilian financial and capital investments differs depending on the origin of the funds. Investors from countries that do not have “favored taxation” status will have the right to Brazilian tax benefits, provided they fulfill the conditions established by the regulations of the CMN. Income tax in these cases follows specific rules and income tax rates range from 0% to 15%. In the case of investments from countries that are not subject to an income tax of 20% or more, the above-mentioned tax benefits do not apply. Instead, such investments are subject to the same rules governing domestic investors.

Simples Nacional

Small companies are eligible to participate in Simples Nacional, which enables them to pay a single unified tax based on their level of gross revenues, rather than paying several different taxes. The Simples Nacional became effective on July 1, 2007, and it merged six different Federal taxes (Corporate Income Tax, IPI, CSLL, COFINS, PIS and Social Security), one state tax (ICMS) and one municipal tax (Imposto Sobre Serviço or “ISS”).

Revenue Sharing

The Federal Government is required by the Constitution to transfer 49% of the proceeds from the IPI and Corporate Income Tax as follows: (i) 21.5% to the states and Federal District Participation Funds; (ii) 24.5% to the municipalities participation funds; and (iii) 3% to the financing programs for the productive sectors in the North, Northeast and Central West Regions. The Federal Government must also transfer 10% of the proceeds of the IPI to the states and Federal District, pro rata, according to their respective exports of manufactured products.

The Constitution also mandates the sharing with states and municipalities of certain other types of taxes collected by the Federal Government, such as automobile property taxes or the ITR. Likewise, states must share revenue from certain taxes with municipalities. In addition, all of the revenues derived from IOF levied on transactions in gold as a financial asset are allocated among municipalities (70%) and the state, Federal District or federal territory of origin (30%).

Required Investment in Education and Health

The Federal Government must dedicate at least 18% of annual tax revenues to education. States, municipalities and the Federal District must invest at least 25% of their annual tax revenues in education.

The Federal Government must allocate at least the same amount to public health investments and services as it did in the previous fiscal year. It is also required to increase funding for public health by an amount corresponding to the difference between the GDP in the prior year and the projected GDP for the new fiscal year. States and the Federal District must contribute at least 12% of their annual revenues to health investments. Municipalities must contribute at least 15% of their annual revenues to health investments. For as long as the current ceiling on public spending is in place, the minimum limits of investment in education and health will be increased by the inflation of the previous year.

Fiscal Responsibility Law

The Fiscal Responsibility Law (enacted in 2000) establishes a comprehensive framework intended to prevent fiscal imbalances. The law applies to each level of government, as well as to government-controlled funds, semi-autonomous entities and state-owned enterprises.

The Fiscal Responsibility Law requires bi-monthly evaluations of fiscal targets, with non-compliance triggering automatic cuts in expenditure authorizations. Increases in expenditures must be accompanied by estimates of their budgetary and financial impact, a declaration of compliance with the multi-year plan, budgetary guidelines and annual budget, and a description of the means through which the expenditures will be financed. Tax exemptions must also be accompanied by estimates of their budgetary and financial impact. Personnel expenditures are limited as a percentage of net current revenues to 50% for the Federal Government, 60% for the states and 60% for municipalities.

Exceptions to the Fiscal Responsibility Law are severely limited. Limits on public sector debt and on borrowing are subject to review by the President in the case of economic instability or monetary and foreign exchange shocks. Deadlines to re-establish equilibrium will be extended in the case of shortfalls in economic growth. In case of an officially recognized state of emergency, the limits will be temporarily suspended.

A Senate resolution passed in 2001 defined the global limits for the consolidated net indebtedness of states and municipalities. Specifically, a state’s debt cannot be higher than 200% of its net current revenue and a municipality’s debt cannot exceed 120% of its net current revenue.

Fiscal Crime Law

The Fiscal Crime Law (Lei de Crimes Fiscais), also enacted in 2000 to complement the Fiscal Responsibility Law, amended Brazil’s Penal Code and certain other laws to provide penalties for borrowing in excess of authorized limits, ordering expenditures not authorized by law and administrative infractions concerning public finance laws.

PUBLIC DEBT

General

Public debt in Brazil is regulated by the Fiscal Responsibility Law and other laws issued by the Federal Government, which provide the structural framework for public finance and debt management in Brazil. The Annual Budget, adopted in accordance with the Budgetary Guidelines, provides additional regulations for the applicable fiscal year.

The Constitution grants the Senate broad powers to regulate public debt. All external financial transactions of the Federal Government, the states, the Federal District and municipalities are required to be authorized by the Senate, which also sets global limits for the amount of consolidated public debt and debt securities of the Federal District, the states and municipalities, in addition to limits for domestic and external loans and guarantees by the Republic. The Constitution also empowers the Senate to provide terms and conditions of internal and external financial transactions of the Federal Government, among others. State constitutions and municipal constitutions (lei orgânica municipal) set public debt limits at the regional level and authorize legislative branches at various levels of government to further limit public debt.

The Secretary of Finance has overall responsibility to manage the Federal Government’s domestic and external public debt through the National Treasury, which manages securities operations and issues rules governing the auction of public securities. Pursuant to the Fiscal Responsibility Law, the Ministry of the Economy is required to verify compliance of all public loan facilities with their terms and conditions.

The National Treasury is the sole issuer of public bonds in Brazil and is authorized, under a program issued by the Senate, to issue an aggregate of US$75.0 billion in foreign debt securities or liability management transactions, such as repurchases, exchanges and financial derivatives, the proceeds of which are used solely for payment of the National Treasury’s federal public debt. In addition, the Central Bank, which is prohibited from issuing public bonds under the terms of the Fiscal Responsibility Law, buys and sells federal public debt securities on the secondary market using National Treasury bonds as collateral, exclusively for the purpose of conducting monetary policy.

Public Debt Indicators

There are three principal indicators of public debt reported in Brazil: (i) General Government Gross Debt, published by the Central Bank; (ii) Public Sector Net Debt, also published by the Central Bank; and (iii) Federal Public Debt, published by the National Treasury.

The overall public sector account balance reached 13.6% of GDP in 2020, with interest on debt corresponding to 4.2% of GDP.

Public Sector Net Debt

Public Sector Net Debt includes domestic and external debt incurred by (i) the Federal Government (including the Central Bank); (ii) state and municipal governments; and (iii) non-financial state-owned enterprises (excluding Petrobras and Eletrobras), each net of international reserves. The Brazilian government relies on Public Sector Net Debt as the principal measure of indebtedness used to make economic policy decisions, as it most closely reflects the status of public sector indebtedness and the Federal Government’s fiscal policies.

General Government Gross Debt

General Government Gross Debt, the majority of which is comprised of domestic debt, includes debt incurred by the Federal Government and state and municipal governments, whether owed to the private sector or to the financial public sector. This category excludes debt incurred by state-owned enterprises and the Central Bank (other than open-market transactions in the financial sector). General Government Gross Debt also excludes liabilities owed by any governmental entity to another entity whose liabilities are otherwise included in BDGG. As a result, debt represented by public securities held by agencies, federal public funds and other federal entities are disregarded.

In 2020, domestic debt constituted 87.6% of General Government Gross Debt.

During 2020, the international investment position of the consolidated public sector increased mainly due to the depreciation of the Real against the U.S. Dollar: in 2020, net external assets were R$984.8 billion (9.8% of GDP), as compared to R$709.2.8 billion (9.7% of GDP) in 2019.

The following table sets forth Public Sector Net Debt and General Government Gross Debt for each of the periods indicated below.

Table No. 32

Public Sector Debt

(In Billions of Reais (R$), Except Percentages(1))

	2016		2017		2018		2019		2020
Net Public Sector Debt (A= B+K+L)	2,892.9	46.1%	3,382.9	51.4%	3,695.8	52.8%	4,041.8	54.6%	4,670.0	62.7%
Net General Government Debt (B=C+F+I+J) (1)	2,995.0	47.8%	3,505.4	53.2%	3,833.0	54.7%	4,231.8	57.1%	4,973.1	66.8%
Gross General Government Debt (C=D+E) (2)	4,378.5	69.8%	4,854.7	73.7%	5,272.0	75.3%	5,500.1	74.3%	6,615.8	88.8%
Domestic Debt (D)	3,747.2	59.8%	4,234.5	64.3%	4,599.9	65.7%	4,802.7	64.8%	5,793.3	77.8%
Securities Debt Market (3)	2,540.4	40.5%	2,996.6	45.5%	3,281.9	46.9%	3,644.1	49.2%	4,325.5	58.1%
Central Bank Repo Operations (4)	1,047.5	16.7%	1,065.0	16.2%	1,128.3	16.1%	951.5	12.8%	1,235.8	16.6%
Other Debts	159.3	2.5%	172.9	2.6%	189.7	2.7%	207.0	2.8%	232.1	3.1%
External Debt (E)	631.3	10.1%	620.2	9.4%	672.1	9.6%	697.5	9.4%	822.4	11.0%
Federal Government	523.0	8.3%	507.5	7.7%	539.5	7.7%	563.3	7.6%	654.4	8.8%
States Government	97.6	1.6%	101.6	1.5%	119.2	1.7%	119.7	1.6%	147.8	2.0%
Local Governments	10.7	0.2%	11.2	0.2%	13.4	0.2%	14.4	0.2%	20.3	0.3%
Asset of General Government (F=G+H)	(2,014.8)	(32.1)%	(2,052.5)	(31.2)%	(2,157.7)	(30.8)%	(2,234.1)	(30.2)%	(2,332.6)	(31.3)%
Domestic Assets (G)	(2,014.7)	(32.1)%	(2,052.4)	(31.2)%	(2,157.5)	(30.8)%	(2,233.9)	(30.2)%	(2,332.4)	(31.3)%
Of Federal Government in Central Bank	(1,039.8)	(16.6)%	(1,079.7)	(16.4)%	(1,274.9)	(18.2)%	(1,438.8)	(19.4)%	(1,452.6)	(19.5)%
Credits with Official Financial Institutions (5)	(476.6)	(7.6)%	(450.9)	(6.8)%	(344.8)	(4.9)%	(222.3)	(3.0)%	(217.2)	(2.9)%
Worker Assistance Fund (FAT)	(239.5)	(3.8)%	(255.4)	(3.9)%	(273.5)	(3.9)%	(292.8)	(4.0)%	(316.9)	(4.3)%
Other Assets	(258.8)	(4.1)%	(266.4)	(4.0)%	(264.4)	(3.8)%	(280.0)	(3.8)%	(345.7)	(4.6)%
External Assets (H)	(0.1)	0.0%	(0.1)	0.0%	(0.1)	0.0%	-0.2	0.0%	(0.2)	0.0%
Available Central Bank Portfolio (I) (6)	475.4	7.6%	594.5	9.0%	665.9	9.5%	937.2	12.7%	690.0	9.3%
Exchange Equalization (J) (7)	155.9	2.5%	108.8	1.7%	52.7	0.8%	28.7	0.4%	0.0	0.0%
Central Bank Net Debt (K)	(157.3)	(2.5)%	(181.8)	(2.8)%	(198.1)	(2.8)%	-245.9	(3.3)%	(367.2)	(4.9)%
Debt	2,726.5	43.5%	2,840.7	43.1%	3,112.6	44.4%	3,121.2	42.1%	3,478.8	46.7%
Monetary Base	270.3	4.3%	296.8	4.5%	302.0	4.3%	316.6	4.3%	410.2	5.5%
Repo Operations	1,047.5	16.7%	1,065.0	16.2%	1,128.3	16.1%	951.5	12.8%	1,235.8	16.6%
Commercial Bank Deposits	368.9	5.9%	399.3	6.1%	407.3	5.8%	414.4	5.6%	380.1	5.1%
National Treasury Operating Account	1,039.8	16.6%	1,079.7	16.4%	1,274.9	18.2%	1,438.8	19.4%	1,452.6	19.5%
Assets	(2,883.8)	(46.0)%	(3,022.6)	(45.9)%	(3,310.7)	(47.3)%	-3,367.1	(45.5)%	(3,845.9)	(51.6)%
Federal Securities in Bacen	(1,522.8)	(24.3)%	(1,659.5)	(25.2)%	(1,794.3)	(25.6)%	-1,888.7	(25.5)%	(1,925.8)	(25.9)%
External Assets	(1,199.9)	(19.1)%	(1,249.4)	(19.0)%	(1,435.8)	(20.5)%	-1,422.0	(19.2)%	(1,826.1)	(24.5)%
Other Assets	(161.1)	(2.6)%	(113.7)	(1.7)%	(80.7)	(1.2)%	-56.4	(0.8)%	(94.0)	(1.3)%
Public Enterprises Net Debt (L)(8)	55.3	0.9%	59.4	0.9%	61.0	0.9%	55.8	0.8%	64.1	0.9%
Domestic Debt	58.7	0.9%	58.3	0.9%	59.3	0.8%	63.8	0.9%	67.9	0.9%
Domestic Assets	(11.2)	(0.2)%	(10.0)	(0.2)%	(13.4)	(0.2)%	-23.6	(0.3)%	(22.9)	(0.3)%
Net External Debt	7.8	0.1%	11.2	0.2%	15.1	0.2%	15.6	0.2%	19.1	0.3%
GDP (9)	6,269.3	—	6,585.5	—	7,004.1	—	7,407.0	—	7,447.9	—

Note: Numbers may not total due to rounding.

(1)	Percentages of GDP.

(2)	Excludes Federal Public Debt (“FPD”) securities in the Central Bank and includes Central Bank repo operations.
(3)	Includes FPD held by the National Treasury as well as other securitized credits. Excludes investments within and among government levels and any securities under the Exports Guarantee.
(4)	Includes repo operations carried out in the extra-market segment.
(5)	Includes credits granted to BNDES.
(6)	Share of FPD securities available for sale equals the difference between the FPD securities held by the Central Bank and outstanding repo operations.
(7)	Equalization of the financial result of exchange reserves operations and foreign exchange derivatives operations carried out by the Central Bank.
(8)	Excludes Petrobras and Eletrobras.
(9)	Accumulated GDP in the previous twelve months, in current prices.

Source: Central Bank.

Federal Public Debt

Federal Public Debt measures domestic and external debt incurred by the Federal Government only. It is comprised of (i) domestic federal public debt (Dívida Pública Federal Doméstica or “DFPD”), issued in local currency; and (ii) external federal public debt (Dívida Pública Federal Externa or “EFPD”), issued in foreign markets, mainly in foreign currency.

The following table sets forth Federal Public Debt for each of the periods indicated below.

Table No. 33

Federal Public Debt Indicators (1)

	2016	2017	2018	2019	2020
Stock of FPD Held By Public (R$ Billion)	3,112.9	3,559.3	3,877.1	4,248.9	5,009.6
Domestic	2,986.4	3,435.5	3,728.9	4,083.2	4,766.2
External	126.5	123.8	148.2	165.7	243.5
Stock of FPD Held By Public (% of GDP)
Domestic	47.6%	52.2%	53.2%	55.1%	64.0%
External	2.0%	1.9%	2.1%	2.2%	3.3%
FPD Profile (%)
Fixed Rate	35.7%	35.3%	33.0%	31.0%	34.8%
Inflation Linked	31.8%	29.6%	27.5%	26.0%	25.3%
Floating Rate	28.2%	31.5%	35.5%	38.9%	34.8%
Exchange Rate	4.2%	3.6%	4.0%	4.1%	5.1%
FPD Maturity Structure:
Average Maturity (Years)	4.5	4.4	4.1	4.0	3.6
Average Life (Years)	6.4	5.9	5.7	5.4	4.8
Percentage Maturing in 12 Months (%)	16.8%	16.9%	16.3%	18.7%	27.6%
GDP (R$ Billion)	6,269	6,585	7,004	7,407.0	7,447.9

Note: Numbers may not total due to rounding.

(1)	Includes National Treasury’s domestic and external debt.

Source: Ministry of the Economy/National Treasury.

Public Debt Management

In managing the Federal Public Debt, the National Treasury seeks to meet the Public Sector Borrowing Requirements at the lowest possible long-term financing cost, while maintaining adequate risk levels. Since 2001, it has published an Annual Borrowing Plan, including guidelines for managing Federal Public Debt, such as (i) gradually replacing floating rate bonds with fixed rate or inflation-linked instruments; (ii) consolidating the share of exchange rate-linked instruments of outstanding debt, in accordance with long-term limits; (iii) relaxing the maturity structure, with special attention to short-term debt; (iv) increasing the average maturity of the outstanding debt; (v) developing the yield curve in both domestic and external markets (i.e. to issue benchmark bonds in the internal and external markets to provide price references to markets and enhance liquidity in the primary and secondary markets); (vi) increasing the liquidity of federal public securities on the secondary market; (vii) broadening the investor base; and (viii) improving the External Federal Public Debt profile through issuances of benchmark securities, buybacks and structured operations.

The 2020 Annual Borrowing Plan (“2020 Annual Borrowing Plan”), like the 2019 Annual Borrowing Plan, focused on the replacement of floating-rate securities with fixed-rate and inflation-linked securities.

Table No. 34

Federal Public Debt Results and Annual Borrowing Plan 2020

	As of December 31, 2020	Reference Limits for 2020
		Minimum	Maximum
Stock of FPD (R$ Billion)
FPD	4,248.9	4,500.0	4,750.0
Composition—%
Fixed Rate	31.0%	27.0%	31.0%
Inflation Linked	26.0%	23.0%	27.0%
Floating Rate	38.9%	40.0%	44.0%
Exchange Rate	4.1%	3.0%	7.0%
Maturity Profile
Average Maturity (years)	4.0	3.9	4.1
% Maturing in 12 months	18.7%	20.0	23.0

Note: Numbers may not total due to rounding.

Source: National Treasury.

Golden Rule

The Golden Rule is a fiscal rule used widely in the public finance context that only allows debt issuances to finance capital spending, and not current expenses. The purpose of this rule is to prevent future generations from carrying the financial burden of current ones.

The Golden Rule is provided for in the Constitution, including the prerogative of the Federal Government to request the opening of additional or special credits in exceptional circumstances, in each case to be approved by a qualified majority in National Congress. In addition, the noncompliance with the Golden Rule may be considered a crime of responsibility by the President.

In order to assure compliance with the Golden Rule in 2020, on April 14, 2020, the Federal Government requested approval from Congress to access an additional line of credit (crédito suplementar) in the amount of R$343.6 billion, the maximum value forecasted in the budget, to be used to finance current expenses under the 2020 Budget (the “Additional Line of Credit”). The Additional Line of Credit was approved on May 21, 2020.

For additional information on this topic, please refer to “Golden Rule” in the “Recent Developments” section.

Internal Public Debt

Internal Public Debt Policy

The National Treasury monitors market conditions with the goal of ensuring the proper functioning of the Federal Government bond market. During periods of high volatility in the financial markets, the National Treasury may conduct offerings to purchase government debt securities in order to stabilize the market, including through auction processes.

Internal Public Debt Levels

In 2020, issuances were at R$1,286.5 billion and redemptions were at R$906.3 billion, leading to net issuances at R$390.2 billion. As a result, domestic debt outstanding increased 16.7% from R$4,083.2 billion in December 2019 to R$4,766.2 billion in December 2020, primarily due to such net issuances and a positive interest earned through appropriations in the amount of R$293 billion.

The aggregate amount of federal domestic securities debt held by the Central Bank increased from R$1,522.8 billion (24.3% of GDP) in 2016 to R$1,925.8 billion (25.9% of GDP) in 2020. A significant portion of this portfolio was used as collateral in Central Bank repurchase operations, amounting to R$1,235.8 billion (16.6% of GDP) in 2020. For more information, refer to “Monetary Policy and Money Supply” in the “The Financial System” section.

External Public Debt

External Public Debt Policy

The National Treasury actively seeks to improve the external debt yield curve. In 2020, the National Treasury maintained its anticipated buyback program for external debt securities (“Anticipated Buyback Program”), pursuant to which bonds that do not adequately reflect current borrowing costs are taken out of circulation. This strategy also mitigates the refinancing risk of such debt.

The table set forth below describes the buyback volume of securities taken out of circulation pursuant to the Anticipated Buyback Program. The decrease in repurchases in recent years (compared to repurchases between 2007 and 2014 averaging US$2.3 billion in face value annually) is primarily related to the reduction in the outstanding amount of these securities over the past several years and the reduced frequency of external issuances by the National Treasury.

Table No. 35

External Public Debt Buyback Program

(In Millions of U.S. Dollars)

	2016	2017	2018	2019	2020
Face Value	381.7	502.2	123.7	0.0	0.0
Financial Value	417.6	578.8	148.5	0.0	0.0

Source: Ministry of the Economy; National Treasury.

Through issuances in international markets and advanced purchases of foreign currency, the National Treasury has sufficient cash to cover principal and interest flows with maturities of twelve months or more. As such, foreign debt payments for medium- and long-term debt of the National Treasury are already funded.

External Public Debt Levels

In 2020, outstanding external federal public debt reached R$243.5 billion (US$47.2 billion), of which R$222.7 billion (US$43.2 billion) was debt securities and R$20.8 billion (US$4.0 billion) was contractual debt. The variation was mainly due to the depreciation of the Real against the basket of currencies that make up the stock of external debt.

In 2020, multilateral loans offered a meaningful change in the external borrowing strategy. The various programs to mitigate the economic and social effects of the COVID-19 pandemic motivated these multilateral loans. The Federal Government began to implement such programs in 2020, using funds from domestic issuances. After disbursements, the proceeds from 16 loans will be used exclusively for public debt payment. The total amount borrowed in 2020 pursuant to such financing arrangements was US$4.55 billion for the U.S. Dollar-denominated loans and EUR550 million for Euro-denominated loans across eight transactions with six financial institutions.

The following table sets forth a summary of external federal debt for the periods indicated:

Table No. 36

External Federal Public Debt

(In Billions of Reais (R$), Except Percentages)

	2016	2017	2018	2019	2020
External Federal Public Debt (1)	126.5	123.8	148.2	165.7	243.5
EFPD (% of GDP)	2.0%	1.9%	2.1%	2.2%	3.3%
Securities	116.6	111.3	133.8	150.4	222.7
Global US$	101.1	96.5	118.5	135.0	205.4
Euro	4.6	4.0	4.5	4.6	6.5
Global BRL	10.8	10.8	10.8	10.8	10.8
Bradies (2)	—	—	—	—	—
Contractual	10.0	12.5	14.4	15.3	20.8
Multilateral Organizations	3.8	3.5	3.7	3.5	4.0
Private Financial Institutions/Gov. Agencies	6.2	9.0	10.7	11.9	16.7

Note: Numbers may not total due to rounding.

(1)	Values first converted to US$ and then converted to R$ at the spot foreign exchange rate as of the last day of the relevant month.
(2)	Refers to the pre-Brady bond (BIB), which does not have an embedded call option.

Source: National Treasury.

Securities Offerings in 2020

The National Treasury conducted two offers in 2020 in accordance with its policy of improving the external debt yield curve.

On June 10, 2020, the Federal Government issued US$1.25 billion of its 2.875% Global Bonds due 2025, with interest payable semi-annually every June and December until maturity in June 2025, and US$2.25 billion of its 3.875% Global Bonds due 2030, with interest payable semi-annually every June and December until maturity in June 2030 (the “June 2020 Offering”).

On December 8, 2020, the Federal Government issued an additional US$500 million of its 2.875% Global Bonds due 2025, with interest payable semi-annually every June and December until maturity in June 2025, an additional US$1.25 billion of its 3.875% Global Bonds due 2030, with interest payable semi-annually every June and December until maturity in December 2030, and an additional US$750 million of its 4.750% Global Bonds due 2050, with interest payable semi-annually every January and July until maturity in January 2050(the “December 2020 Offering” and, together with the “June 2020 Offering” the “2020 Offerings”). The 2020 Offerings were conducted in accordance with the guidelines established in the PAF.

Regional Public Debt (State and Municipal)

Management

In 1997, after the deterioration of the financial situation of the states and state banks in the aftermath of the launch of the Plano Real, the Federal Government established a fiscal consolidation program with subnational governments. The fiscal consolidation program provides criteria for the consolidation, refinancing and assumption of subnational debt (state or municipal) and establishes targets that regional governments are required to follow with regards to financial debt, primary result, personnel expenses, investments, revenues and privatizations. Payments for renegotiated debt payments are guaranteed by the tax revenues of regional governments collected by the Federal Government and voluntary transfers from the Federal Government to regional governments. Upon a default by a subnational entity to the Federal Government, the Federal Government can enforce guarantees by withholding transfers of tax revenues or voluntary transfers.

The CMN has taken various measures to limit expansion of credit in the public sector, including by limiting the ability of state-level public sector financial entities to issue additional public indebtedness. For example, state banks are required to have ratings equivalent to investment grade or the rating of the Federal Government, as given by one or more well-known international rating agencies, prior to raising funds abroad.

Complementary Law No. 156, enacted on December 28, 2016, authorizes restructuring of debt owed by states to the Federal Government under the following circumstances: (i) extension of the maturity of the relevant state debt for up to 20 years; (ii) granting a six-month grace period for the payment of interest; and (iii) gradually increasing the total amount for each installment due after the grace period. The impact in revenue loss for the Federal Government until 2020 amounts to R$179.4 billion.

Special Recovery Regime

In May 2017, a regulation aimed at helping states facing serious fiscal imbalances was enacted (the “Special Recovery Regime”). This regulation applies to states that cumulatively present (i) consolidated debt above net current revenue; (ii) personnel expenditures exceeding 60% of net current revenue or current expenditures above 95% of net current revenue; and (iii) liability stock larger than cash position.

The Special Recovery Regime contemplates the creation of a plan for each such state that (i) identifies the fiscal situation of the state; (ii) details relevant adjustment measures to be implemented; (iii) assesses the impact of the relevant measures; and (iv) sets forth deadlines for the adoption of such plan. Each plan has a maximum term of three years and may only be extended once.

Compensating measures in connection with the Special Recovery Regime involve spending cuts, a privatization program, reduction of tax benefits and increase in social security contributions. Although these measures do not affect the net amount of National Treasury loans or impact the primary balance, the estimated impact on payment flows to the Federal Government in connection with the Special Recovery Regime is R$3.8 billion during 2021.

Rio de Janeiro was the first state to join the Special Recovery Regime, leading to a moratorium on debt obligations owed by Rio de Janeiro to the Federal Government. In August 2020, the moratorium on debt obligations owed by Rio de Janeiro ended, and Rio de Janeiro began to repaid its debt obligations.

Federal Government Guarantees

The Federal Government also guarantees certain loans to Brazilian sub-national governments. These loans are counter-guaranteed by collateral, including permitted transfers and the sub-national government’s revenues. The outstanding balance of guarantees granted by the Federal Government under sub-national external loans increased from R$255.9 billion in 2019 to R$296.0 in 2020. Factors such as loan agreement disbursements, price indexes (for domestic debt) as well as exchange rate variation have an impact on the outstanding balance of guarantees.

The Federal Government paid liabilities incurred by the states and municipalities in the approximate amount of R$32.9 billion, of which (i) R$2.4 billion was paid in 2016; (ii) R$4.1 billion was paid in 2017; (iii) R$4.8 billion was paid in 2018; (iv) R$8.4 billion was paid in 2019; and (v) R$13.3 billion was paid in 2020. For additional information on this topic, please refer to “Special Recovery Regime and Federal Government Guarantees” in the “Recent Developments” section.

Contingent Liabilities

In addition to regular federal domestic securities debt issuances, the Federal Government may assume and restructure liabilities resulting from the disposal or winding-up of state-owned enterprises, subsidies and adjustments made prior to privatization processes. In the past, such liabilities have been restructured to synchronize their maturity dates with the payment capacity of the National Treasury, as well as to lengthen the maturity of public debt and to make transactions more transparent.

The Federal Government closely monitors its contingent liabilities. As required by the Fiscal Responsibility Law, the Budgetary Guidelines for each year contains an annex that provides information regarding fiscal risks and projections for the subsequent two years in terms of primary balances, debt stock and revenue and expenditure aggregates.

The main contingent liability monitored by the Federal Government concerns the Compensation Fund for Salary Fluctuation (Fundo de Compensação de Variações Salariais or “FCVS”). The creditors of this debt are the agents of the Housing Financial System (or their assignees) who signed financing agreements with mortgagees, especially in the 1970s and 1980s. Such agreements held salary equivalence clauses and coverage of the FCVS debtor balance.

External Debt Restructuring and Debt Record

On April 15, 1994, Brazil issued approximately US$43.1 billion principal amount of bonds (referred to as Brady Bonds) to holders of certain medium and long term public sector debt (“eligible debt”) of Brazil, or guaranteed by Brazil, owed to commercial banks and certain other private sector creditors in consideration for the tender by such holders of their eligible debt and interest arrears accrued in respect thereof since January 1, 1991. Since the Brady restructuring in 1994, Brazil has timely serviced its external debt without default.

TABLES AND SUPPLEMENTARY INFORMATION

Table No. 37

External Direct Debt of the Federal Government (1)

(In Millions of Currency of Denomination)

					Principal Amount(2)
Type	Interest	Issue Date(2)	Final Maturity	Currencies(3)	Outstanding at Dec 31, 2020	Interest
Multilateral Organizations
World Bank	Variable	14-Aug-02	1-May-30	USD	82.1	1.01%
World Bank	Variable	22-Feb-08	1-Jul-25	USD	1.0	0.76%
World Bank	Variable	22-Feb-08	1-Jul-26	USD	0.2	0.76%
World Bank	Variable	9-Jul-09	1-Mar-30	USD	24.9	0.31%
World Bank	Variable	8-Nov-10	1-Sep-30	USD	1.2	0.31%
World Bank	Variable	3-Nov-10	1-Dec-32	USD	10.4	0.31%
World Bank	Variable	9-May-13	1-Jan-32	USD	24.4	1.01%
World Bank	Variable	20-Dec-10	1-Dec-30	USD	61.1	0.26%
World Bank	Variable	8-Feb-11	1-Dec-30	USD	3.0	0.26%
World Bank	Variable	14-Mar-14	1-Nov-31	USD	153.0	0.26%
World Bank	Variable	11-Jul-14	1-Jun-29	USD	29.0	0.26%
World Bank	Variable	9-Mar-15	1-Jun-28	USD	16.9	0.26%
World Bank	Variable	15-Dec-14	1-Nov-28	USD	33.5	0.24%
World Bank	Variable	28-Dec-17	1-Dec-56	USD	4.4	0.26%
World Bank	Variable	17-Jul-18	1-Dec-41	USD	3.0	1.91%
World Bank	Variable	21-Dec-18	1-Jul-43	USD	53.1	1.76%
Total (World Bank)					501.3

IDB	Variable	12-May-06	1-Jan-22	USD	13.2	0.24%
IDB	Variable	18-Aug-06	1-Jul-22	USD	10.6	0.24%
IDB	Variable	8-Aug-07	1-Jul-23	USD	23.2	0.24%
IDB	Variable	23-May-08	1-Dec-22	USD	1.1	0.24%
IDB	Variable	20-Feb-09	1-Aug-23	USD	2.8	0.24%

IDB	Variable	16-Jun-08	1-Dec-22	USD	3.5	0.24%
IDB	Variable	10-Feb-10	1-Feb-38	USD	3.3	0.24%
IDB	Variable	13-Jan-11	1-Dec-39	USD	98.7	0.24%
IDB	Variable	22-Jun-10	1-Dec-39	USD	2.1	0.24%
IDB	Variable	12-Apr-12	1-May-40	USD	5.1	0.24%
IDB	Variable	31-May-11	1-May-40	USD	7.0	0.24%
IDB	Variable	20-Nov-12	1-Jun-41	USD	3.8	0.24%
IDB	Variable	25-set-12	1-set-29	USD	6.3	1.14%
IDB	Variable	9-jan-19	1-dez-37	USD	62.3	0.24%
IDB	Variable	19-nov-18	1-nov-38	USD	332.8	1.06%
IDB	Variable	18-fev-20	1-dez-44	USD	30.5	1.04%
IDB	Variable	7-dez-20	1-dez-44	USD	1.1	1.04%
Total (IDB)					607.4

Others	Variable	20-Feb-15	1-Jun-37	USD	0.6	0.24%
Others	Variable	24-Feb-15	1-Jun-37	EUR	3.9	0.50%
Total Others (from Multilateral Organizations)					4.5
Total (Multilateral Organizations)					1,113.2
Foreign governments
Governments Agencies	Variable	20-Oct-10	1-Apr-28	JPY	13.7	0.24%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	USD	30.8	3.56%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	SEK	566.1	2.19%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	USD	30.4	3.56%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	SEK	1,347.4	2.19%
Total (Foreign Governments)					1,988.3

BONDS
Bonds (GLOBAL)
Global 21	4.88%	5-Mar-15	1-Jan-21	USD	2,718.3	4.88%
Global 23	2.63%	12-Sep-12	1-Jan-23	USD	1,402.3	2.63%

Global 23	2.63%	16-May-13	1-Jan-23	USD	831.0	2.63%
Global 24	8.88%	22-Mar-01	1-Apr-24	USD	1,286.4	6.60%
Global 24B	8.88%	7-Aug-03	1-Mar-20	USD	106.9	8.89%
Global 25	8.75%	27-Oct-15	1-Feb-25	USD	870.1	8.75%
Global 25B	4.25%	1-Nov-13	1-Jan-25	USD	3,577.5	4.25%
Global 25B	4.25%	10-Sep-14	1-Jan-25	USD	1,155.8	4.25%
Global 25C	2.88%	10-Jun-20	1-Jun-25	USD	1,828.1	2.88%
Global 26	6.00%	17-Mar-16	1-Apr-26	USD	1,415.4	6.00%
Global 26	6.00%	14-Mar-17	1-Apr-26	USD	1,203.3	6.00%
Global 27	10.13%	9-Jun-97	1-May-27	USD	343.1	10.13%
Global 27	10.13%	27-Mar-98	1-May-27	USD	715.8	10.13%
Global 28	4.63%	13-Oct-17	1-Jan-28	USD	3,368.2	4.63%
Global 29	4.50%	28-Mar-19	1-May-29	USD	2,231.1	4.50%
Global 30	12.25%	8-Mar-00	1-Mar-30	USD	27.6	12.25%
Global 30	12.25%	29-Mar-00	1-Mar-30	USD	327.9	12.25%
Global 30B	3.88%	10-Jun-20	1-Jun-30	USD	3,696.4	3.88%
Global 34	8.25%	22-Oct-14	1-Jan-34	USD	2,001.2	8.25%
Global 37	7.13%	9-Nov-15	1-Jan-37	USD	2,224.8	7.13%
Global 41	5.63%	6-Mar-15	1-Jan-41	USD	2,631.6	5.63%
Global 45	5.00%	1-Aug-14	1-Jan-45	USD	3,679.5	5.00%
Global 47	5.63%	12-Aug-16	1-Feb-47	USD	1,544.8	5.63%
Global 47	5.63%	23-Jan-18	1-Feb-47	USD	1,797.2	5.63%
Global 50	4.75%	14-Nov-19	1-Jan-50	USD	3,479.9	4.75%
Global BRL 22	12.50%	13-Sep-06	1-Jan-22	BRL	181.1	12.50%
Global BRL 22	12.50%	13-Oct-06	1-Jan-22	BRL	137.1	12.50%
Global BRL 22	12.50%	11-Dec-06	1-Jan-22	BRL	158.2	12.50%
Global BRL 24	8.50%	27-Apr-12	1-Jan-24	BRL	661.7	8.50%
Global BRL 28	10.25%	14-Feb-07	1-Jan-28	BRL	313.2	10.25%
Global BRL 28	10.25%	27-Mar-07	1-Jan-28	BRL	170.6	10.25%

Global BRL 28	10.25%	17-May-07	1-Jan-28	BRL	179.1	10.25%
Global BRL 28	10.25%	26-Jun-07	1-Jan-28	BRL	170.6	10.25%
Global BRL 28	10.25%	27-Oct-10	1-Jan-28	BRL	250.1	10.25%
Total (“Globals”)					46,685.7

Bonds (EUROS)
2014 Euro Bond (2021)	2.88%	3-Apr-14	1-Apr-21	EUR	1,237.6	2.88%
Total (“Euros”)					1,237.6

TOTAL (BONDS)					47,923.4

Commercial Banks
Import Financing Credits with Guarantee of Foreign Governments	Variable	18-Jul-05	1-Dec-24	USD	52.0	4.66%
Import Financing Credits without Guarantee of Foreign Governments		16-May-02	1-Mar-22	EUR	1.3	7.33%
Import Financing Credits without Guarantee of Foreign Governments		21-Oct-10	1-Jun-27	EUR	494.2	5.10%
Import Financing Credits without Guarantee of Foreign Governments		8-Nov-10	1-Mar-26	EUR	665.7	5.50%
Import Financing Credits without Guarantee of Foreign Governments		8-Nov-10	1-Jun-25	EUR	170.5	5.50%
Loans	Variable	1-Sep-00	1-Apr-35	GBP	0.1	4.64%
Total (Commercial Banks)					1,383.7

Others
Import Financing Credits without Guarantee of Foreign Governments	Variable	15-Apr-97	1-May-27	USD	5.8	8.42%
Total (Others)					5.8

Total			Total Amount		52,414.3

Note:	Numbers may not total due to rounding.
(1)	Excludes debt incurred by the Central Bank.
(2)	In the case of multiple tranches, issue date refers to the first date of issuance of the security.
(3)	In the case of variable rates, the interest rate refers to the last coupon paid.
(4)	Currencies other than U.S. dollars translated into U.S. dollars by the exchange rate (selling) as of December 31, 2020.

Source: Central Bank.

Table No. 38

External Debt Guaranteed by the Federal Government (1)

(In Millions of U.S. Dollars)

					Principal Amount
Type	Interest	Issue Date	Final Maturity	Currencies	Amount Disbursed	Outstanding as of Dec 31, 2020
I. To Public Entities
Multilateral Organizations
World Bank	Various	Various	Various	Various	19,123	15,186
Inter-American Development Bank (IDB)	Various	Various	Various	Various	21,265	14,322
International Monetary Fund (IMF)	Various	Various	Various	SDR	4,158	4,158
Others	Various	Various	Various	Various	2,619	1,707
Total (Multilateral Organizations)					35,373

Foreign Governments
Import Financing Credits	Various	Various	Various	Various	457	72
Original Loans	Various	Various	Various	Various	2,838	1,893
Total (Foreign Governments)					1,965

Commercial Banks
Import Financing Credits without Guarantee of Foreign Governments	Various	Various	Various	Various	831	44
Loans	Various	Various	Various	Various	1,192	505
Total (Commercial Banks)					549

Total for Public Entities					37,887

II. To Private Companies
Loans (2)	Various	Various	Various	Various	0	0

III. Intercompany Loans
	Various	Various	Various	Various	0	0
Total for Private Entities						0

Total for Public and Private Entities					37,887

Note: Numbers may not total due to rounding.

(1)	Currencies other than U.S. Dollars are translated into U.S. Dollars with reference to the exchange rate (sell side) on December 31, 2019.
(2)	Includes privatized companies.

Source: Central Bank.

Table No. 39

Internal Securities Debt of the Republic

(In Millions of U.S. Dollars(1))

Name	Index(1)	Interest Rate	Issuance Date	Final Maturity	Outstanding as of Dec 31, 2020
National Treasury Letters (NTL)	Fixed	— (2)	Various (Feb 2015–Jul 2020)	Various (Jan 2021–Jan 2026)	$238,075
National Treasury Notes (NTN)
A Series	US$	6.00%	(Dec 1997)	(Apr 2024)	$3,665
B Series	IPCA	6.00%	Various (Mar 2002–Jan 2020)	Various (May 2021-May 2055)	$220,474
C Series	IGP-M	6% and 12%	Various (Jan 2001–Apr 2001)	Various (Apr 2021–Jan 2031)	$20,740
F Series	Fixed	10%	Various (Jan 2010–Jan 2020)	Various (Jan 2021–Jan 2031)	$95,160
I Series	US$	0% and 12%	(Apr 2001)	Various (Jan 2021–Jul 2037)	$420
P Series	TR	6.00%	Various (Jan 2005–Jan 2014)	Various (Jan 2021–Jan 2030)	$62
Financial Treasury Letters (FTL)	Overnight	—	Various (Jan 2015–Oct 2020)	Various (Mar 2021–Mar 2027)	$334,694
National Treasury Certificate (CTN)	IGP-M	12%	Various (May 1998–Aug 2004)	Various (May 2018–Aug 2024)	$1,308
Financial Treasury Certificate (CFT)
A Series	IGP-DI	6% and 12%	Various (Sep 1998–Jan 2000)	Various (Jan 2021–Sep 2028)	$223
B Series	TR	6.00%	Various (Nov 1998–Jan 2015)	Various (Nov 2028–Jan 2036)	$9
D Series	US$	0% and 6%	Various (May 2001–Apr 2002)	May 2031	$362
E Series	IGP-M	Various	Various (Dec 2000–Jan 2018)	Various (Jan 2021–Jan 2048)	$1,070
Securitized Credits	IGP-DI	Various	Various (Jan 1992–Aug 1998)	Various (Jan 2021–Jan 2023)	$64
	TR	Various	Jan 1997	Various (Jan 2021–Jan 2027)	$663
Public Debt Certificate (CDP)	TR	Various	Various (Mar 1998-Mar 2002)	Various (Mar 2028-Mar 2032)	$0
Agrarian Debt Securities (TDA)	TR	Various	Various	Various (Jan 2021 – May 2035)	$164

Total					$917,152

Note: Numbers may not total due to rounding.

(1)	Securities indexed to each indicated rate/index:

Overnight = Central Bank’s overnight rate;

IGP-M = General Price Index (market based);

$ = U.S. dollar exchange rate;

TR = Index based on average daily rate of certificates of deposit issued by certain major Brazilian banks; and

IGP-DI = General Price Index (internal availability).

(2)	Zero-coupon securities issued at a discount from their face amount.
(3)	Exchange rate (selling rate) at end of December 31, 2020 (R$5,1967 = $1.00).
(4)	Monthly interest rate.

Source: National Treasury.